EXHIBIT 10.5

Execution Copy

PURCHASE AGREEMENT

by and among

WILLIAMS ENERGY SERVICES, LLC,

WILLIAMS NATURAL GAS LIQUIDS, INC. and

WILLIAMS GP LLC

collectively, as Selling Parties,

and

WEG ACQUISITIONS, L.P.

a Delaware limited partnership,

as Buyer,

for the purchase and sale of

(i) all the membership interests of

WEG GP LLC

a Delaware limited liability company,

(ii) all of the Common Units and Subordinated Units of

WILLIAMS ENERGY PARTNERS, L.P.

a Delaware limited partnership

owned by Williams Energy Services, LLC and Williams Natural Gas Liquids, Inc.

and

(iii) all the Class B Common Units of

WILLIAMS ENERGY PARTNERS, L.P.

a Delaware limited partnership

dated as of April 18, 2003

i

Exhibits

Exhibit 1.2(a)(i)	WES Bill of Sale
Exhibit 1.2(a)(ii)	WNGL Bill of Sale
Exhibit 1.2(a)(iv)(1)	New Omnibus Agreement
Exhibit 1.2(a)(iv)(2)	Transition Services Agreement
Exhibit 1.2(a)(iv)(3)	ATLAS Assignment, Contribution and License Agreement
Exhibit 1.2(a)(iv)(4)	Services Agreement
Exhibit 5.8	Opinion of Counsel(s) for the Selling Parties
Exhibit 6.6	Opinion of Counsel for the Buyer

Disclosure Schedules

Schedule 1.3	Purchase Price Allocation
Schedule 2.1	Qualification Jurisdictions
Schedule 2.3(d)(i)	Preemptive Purchase Rights
Schedule 2.3(d)(ii)	Outstanding Options
Schedule 2.4	Subsidiaries; Equity Interests; Encumbrances
Schedule 2.6	Conflict or Violation; Encumbrances
Schedule 2.7	Seller Parties’ Consents and Approvals
Schedule 2.8	New Company Financial Statements
Schedule 2.9	Certain Changes or Events
Schedule 2.10(b)(i)	Tax Matters
Schedule 2.10(b)(ii)	Contested Taxes Exceeding $100,000
Schedule 2.11	Absence of Undisclosed Liabilities
Schedule 2.12(a)	Real and Personal Property
Schedule 2.12(b)	Permitted Encumbrances
Schedule 2.13(a)	Intellectual Property
Schedule 2.13(b)	Licensed Software
Schedule 2.14	Licenses, Permits and Governmental Approvals
Schedule 2.15	Compliance with Laws
Schedule 2.16	Litigation
Schedule 2.17	Material Contracts
Schedule 2.18	Seller Parties’ Brokers
Schedule 2.19(b)(i)	Employee Plans
Schedule 2.19(b)(ii)	Seller Plans
Schedule 2.19(f)(i)	Business Employees
Schedule 2.19(f)(ii)	Change of Control Agreements
Schedule 2.19(g)(i)	Represented Employees
Schedule 2.19(g)(ii)	Union Organizing Activities
Schedule 2.20(a)(i)	Parent Policies
Schedule 2.20(a)(ii)	Partnership Policies
Schedule 2.20(b)	Additional Policies
Schedule 2.21	Environmental; Health and Safety Matters
Schedule 2.25	Termination Notices
Schedule 2.26	Adequacy of Assets
Schedule 3.4	Buyer’s Consents and Approvals

Schedule 3.7	Buyer’s Brokers
Schedule 4.1	Certain Changes and Conduct of Business
Schedule 4.10(a)	Bonds, Letters of Credit and Cash Collateral
Schedule 4.14	Legal Names
Schedule 5.13	Forms of Waivers Under Existing Debt Agreements
Schedule 8.2(c)	Environmental Matters Subject to Special Indemnification
Schedule 8.3(b)	Environmental Remediation Procedures

v

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 18th day of April, 2003, by and among WILLIAMS ENERGY SERVICES, LLC, a Delaware limited liability company (“WES”), WILLIAMS NATURAL GAS LIQUIDS, INC., a Delaware corporation (“WNGL”), and Williams GP LLC, a Delaware limited liability company (the “Old Company,” and collectively with WES and WNGL, the “Selling Parties”) and WEG Acquisitions, L.P., a Delaware limited partnership (“Buyer”).

W I T N E S S E T H:

WHEREAS, WES and WNGL are the sole members of both (i) WEG GP LLC, a Delaware limited liability company (the “New Company,” and with the Old Company, the “GP Companies”) and (ii) the Old Company;

WHEREAS, (i) WES owns a 99.81% membership interest in the New Company (the “WES New LLC Interests”), and WNGL owns a 0.19% membership interest in the New Company (the “WNGL New LLC Interests,” and with the WES New LLC Interest, the “New LLC Interests”); and (ii) WES owns a 99.80% membership interest in the Old Company and WNGL owns a 0.20% membership interest in the Old Company;

WHEREAS, the New Company is the sole general partner of Williams Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), and the New Company owns (i) a 2.0% general partner interest in the Partnership (the “GP Interest”) and (ii) all of the incentive distribution rights with respect to the Partnership (the “IDRs”);

WHEREAS, other than the GP Interest and the IDRs, the Partnership also has outstanding common units representing limited partner interests in the Partnership (the “Common Units”), Class B common units representing limited partner interests in the Partnership (the “Class B Common Units”) and subordinated units representing limited partner interests in the Partnership (the “Subordinated Units”);

WHEREAS, WES owns 757,193 Common Units (the “WES Common Units”) and 4,589,193 subordinated units (the “WES Subordinated Units,” and with the WES Common Units, the “WES Units”), which, in the aggregate, represent a 19.3% limited partner interest in the Partnership;

WHEREAS, WNGL owns 322,501 Common Units (the “WNGL Common Units”) and 1,090,501 Subordinated Units (the “WNGL Subordinated Units,” and with the WNGL Common Units, the “WNGL Units”), which, in the aggregate, represent a 5.1% limited partner interest in the Partnership;

WHEREAS, the Old Company owns 7,830,924 Class B Common Units, which, in the aggregate, represent a 28.2% limited partner interest in the Partnership;

WHEREAS, the general public holds 12,600,000 Common Units, which, in the aggregate, represent a 45.4% limited partner interest in the Partnership;

WHEREAS, Buyer desires to purchase the New LLC Interests, the WES Units, the WNGL Units and the Class B Common Units (collectively, the “Securities”) from the respective Selling Parties, and each Selling Party desires to sell the Securities owned by it to the Buyer, in each case upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, as of the date hereof, The Williams Companies, Inc. (“Parent”) has entered into a Guaranty and Covenant Agreement (“Parent Guaranty”) in favor of Buyer and the other Buyer Indemnified Parties, pursuant to which, among other things, Parent has guaranteed the payment and performance by the Selling Parties of all of their liabilities and obligations under this Agreement and the Transaction Documents (as defined herein);

WHEREAS, the Board of Directors of Parent has received an opinion from Lehman Brothers, Inc., dated as of the date hereof, to the effect that the consideration (as defined therein) to be received by Parent pursuant to this Agreement is fair, from a financial point of view, to Parent; and

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I.

SALE AND PURCHASE

SECTION 1.1. Agreement to Sell and to Purchase.

(a) On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement:

(i) WES shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and accept from WES, the WES New LLC Interests and the WES Units, in each case, free and clear of any pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever (“Encumbrances”), except, in the case of the WES New LLC Interests, as may be set forth in the New LLC Agreement (as defined in Section 2.2) or, in the case of the WES Units, as may be set forth in the Partnership Agreement (as defined in Section 2.3);

(ii) WNGL shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and accept from WNGL, the WNGL New LLC Interests and the WNGL Units, in each case, free and clear of any Encumbrances, except, in the case of the WNGL New LLC Interests, as may be set forth in the New LLC Agreement or, in the case of the WNGL Units, as may be set forth in the Partnership Agreement; and

(iii) The Old Company shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and accept from the Old Company, the Class B Common Units, free and clear of any Encumbrances, except as may be set forth in the Partnership Agreement.

(b) The closing of such sale and purchase (the “Closing”) shall take place at 10:00 a.m. (New York time), on the third business day after the satisfaction of the conditions contained in Articles V and VI (other than those conditions that by their nature are to be fulfilled at Closing), or at such other time and date as the parties hereto shall agree in writing (the “Closing Date”), at the offices of Vinson & Elkins L.L.P. in New York, New York or at such other place as the parties hereto shall agree in writing.

SECTION 1.2. Deliveries at Closing.

(a) At the Closing, the Selling Parties shall make the following deliveries to Buyer:

(i) WES shall deliver to Buyer:

(1)	a duly executed bill of sale, in substantially the form attached hereto as Exhibit 1.2(a)(i), transferring the WES New LLC Interests (the “WES Bill of Sale”);

(2)	(i) a duly executed certificate, countersigned by the Transfer Agent (as defined below), representing 757,193 Common Units in the name of the Buyer (or an Affiliate designated in writing), (ii) a copy of a letter from WES, addressed to and acknowledged by the Bank of New York, as the transfer agent and registrar with respect to the Common Units (the “Transfer Agent”), instructing such Transfer Agent to cancel the certificate(s) representing the WES Common Units and to reissue a new certificate representing 757,193 Common Units in the name of the Buyer (or an Affiliate designated in writing) and (iii) a copy of the cancelled certificate(s) representing the WES Common Units;

(3)	(i) a duly executed certificate, countersigned by the transfer agent therefor, representing 4,589,193 Subordinated Units in the name of the Buyer (or an Affiliate designated in writing), (ii) a copy of a letter from WES, addressed to and acknowledged by the New Company, as the general partner of the Partnership and the transfer agent and registrar with respect to the Subordinated Units, instructing the New Company to cancel the certificate(s) representing the WES Subordinated Units and to reissue a new certificate representing 4,589,193 Subordinated Units in the name of the Buyer (or an Affiliate designated in writing) and (iii) a copy of the cancelled certificate(s) representing the WES Subordinated Units;

(ii) WNGL shall deliver to Buyer:

(1)	a duly executed bill of sale, in substantially the form attached hereto as Exhibit 1.2(a)(ii), transferring the WNGL New LLC Interests (the “WNGL Bill of Sale,” and with the WES Bill of Sale, the “Bills of Sale”);

(2)	(i) a duly executed certificate, countersigned by the Transfer Agent, representing 322,501 Common Units in the name of the Buyer (or an Affiliate designated in writing), (ii) a copy of a letter from WNGL, addressed to and acknowledged by the Transfer Agent, instructing the Transfer Agent to cancel the certificate(s) representing the WNGL Common Units and to reissue a new certificate representing 322,501 Common Units in the name of the Buyer (or an Affiliate designated in writing) and (iii) a copy of the cancelled certificate(s) representing the WNGL Common Units;

(3)	(i) a duly executed certificate, countersigned by the transfer agent therefor, representing 1,090,501 Subordinated Units in the name of the Buyer (or an Affiliate designated in writing), (ii) a copy of a letter from WNGL, addressed to and acknowledged by the New Company, as the general partner of the Partnership and the transfer agent and registrar with respect to the Subordinated Units, instructing the New Company to cancel the certificate(s) representing the WNGL Subordinated Units and to reissue a new certificate representing 1,090,501 Subordinated Units in the name of the Buyer (or an Affiliate designated in writing) and (iii) a copy of the cancelled certificate(s) representing the WNGL Subordinated Units;

(iii) the Old Company shall deliver to Buyer: (1) a duly executed certificate, countersigned by the transfer agent therefor, representing 7,830,924 Class B Common Units in the name of the Buyer (or an Affiliate designated in writing), (2) a copy of a letter from the Old Company, addressed to and acknowledged by the New Company, as the general partner of the Partnership and the transfer agent and registrar with respect to the Class B Common Units, instructing the New Company to cancel the certificate(s) representing 7,830,924 Class B Common Units in the name of the Old Company and to reissue a new certificate representing 7,830,924 Class B Common Units in the name of the Buyer (or an Affiliate designated in writing) and (3) a copy of the cancelled certificate(s) in the name of the Old Company;

(iv) WES and WNGL shall together deliver to Buyer:

(1)	a duly executed copy of the New Omnibus Agreement, in substantially the form attached hereto as Exhibit 1.2(a)(iv)(1);

(2)	a duly executed copy of the Transition Services Agreement, in substantially the form attached hereto as Exhibit 1.2(a)(iv)(2);

(3)	a duly executed copy of the ATLAS Assignment, Contribution and License Agreement, in substantially the form attached hereto as Exhibit 1.2(a)(iv)(3); and

(4)	a duly executed copy of a Services Agreement between Buyer and the Selling Parties, in form and substance to be mutually agreed on by the parties, reflecting the terms on the term sheet attached as Exhibit 1.2(a)(iv)(4).

(b) At the Closing, Buyer shall make the following deliveries to the Selling Parties (or the New Company as specified in clause (ii) below):

(i) payment of the First Payment of the Purchase Price, as provided in Section 1.3 below;

(ii) one or more transfer applications in respect of the Common Units, Class B Common Units and Subordinated Units to be acquired by it, in the form specified in the Partnership Agreement, seeking admission to the Partnership as a substitute limited partner (the “Unit Transfer Application(s)”);

(iii) a duly executed copy of the New Omnibus Agreement, in substantially the form attached hereto as Exhibit 1.2(a)(iv)(1);

(iv) a duly executed copy of the Transition Services Agreement, in substantially the form attached hereto as Exhibit 1.2(a)(iv)(2);

(v) a duly executed copy of the ATLAS Assignment, Contribution and License Agreement, in substantially the form attached hereto as Exhibit 1.2(a)(iv)(3); and

(vi) a duly executed copy of a Services Agreement between Buyer and the Selling Parties, in form and substance to be mutually agreed on by the parties, reflecting the terms on the term sheet attached as Exhibit 1.2(a)(iv)(4).

SECTION 1.3. Purchase Price

(a) The aggregate purchase price for the Securities (the “Purchase Price”), subject to adjustment, if applicable, only pursuant to Section 1.3(f) and Section 8.8, shall be paid to the Selling Parties in up to four payments, of which:

(i) the first payment of the Purchase Price shall be $509,868,000.00 (the “First Payment”) and shall be paid as provided in Section 1.3(b);

(ii) the Second Payment (defined below) shall be calculated and paid as specified in Sections 1.3(b) and (c) below;

(iii) the Third Payment (defined below) shall be calculated and paid as specified in Sections 1.3(b) and (d) below; and

(iv) the Fourth Payment (defined below) shall be paid as specified in Sections 1.3(b) and (e) below.

(b) Each of the First Payment, the Second Payment and the Third Payment shall be paid by wire transfer to the Selling Parties of immediately available funds made to not more than three bank accounts in the United States of America, as designated in writing by the Selling Parties not less than three business days in advance of the applicable payment, (i) on the Closing Date (in the case of the First Payment), (ii) on the date specified in Section 1.3(c) (in the case of the Second Payment) and (iii) from time to time as provided in Section 1.3(d) hereof (in the case of the Third Payment). The Buyer shall pay the Fourth Payment from time to time in accordance with Section 8.2(c) hereof. The Purchase Price shall be allocated between the Selling Parties and among the Securities in accordance with Schedule 1.3, which schedule shall be completed prior to Closing.

(c) If the Closing occurs at any time on or after May 1, 2003 (or if the Closing shall occur during the quarterly period ending September 30, 2003, August 1, 2003), the Buyer will pay to the Selling Parties an amount equal to the product of the Per Day Rate (as defined below) times the number of calendar days in the period that commences on May 1, 2003 (or if the Closing shall occur during the quarterly period ending September 30, 2003, August 1, 2003) and ends on the Closing Date; provided, however, in no event shall the amount payable pursuant to this Section 1.3(c) exceed the product of the Per Day Rate times fifteen (15) (the amount, if any, calculated pursuant to this Section 1.3(c), the “Second Payment”). As used herein, the term “Per Day Rate” means a fraction, of which (i) the numerator is equal to the product of (A) the quarterly cash distribution per Common Unit for the quarterly period ending June 30, 2003 (or, in the event that the Closing occurs subsequent to the record date for the cash distribution for the quarterly period ending June 30, 2003 and prior to the record date for the cash distribution for the quarterly period ending September 30, 2003, the quarterly cash distribution per Common Unit for the quarterly period ending September 30, 2003) times (B) 14,590,312, and (ii) of which the denominator is 91. Buyer shall pay the Second Payment to the Selling Parties within one business day following the date of receipt from the Partnership by Buyer of the cash distribution to the holders of Common Units for the quarterly period ending June 30, 2003 (or, in the event that the Closing occurs subsequent to the record date for the cash distribution for the quarterly period ending June 30, 2003 and prior to the record date for the cash distribution for the quarterly period ending September 30, 2003, within one business day following the date of receipt from the Partnership by Buyer of the cash distribution to the holders of Common Units for the quarterly period ending September 30, 2003), or as soon thereafter as Buyer is permitted to make payment of the Second Payment under the definitive debt financing documents pursuant to the debt financing commitment letter described in Section 3.5.

(d) From and after the Closing Date, upon any sale by Buyer or any of its Affiliates (excluding the Partnership Group) of any Common Units (including, without limitation, Common Units issued to Buyer or its Affiliates upon conversion of the Class B Common Units or the Subordinated Units) or of any Class B Common Units or upon the redemption by any of the Partnership Entities of any of the Common Units or Class B Common Units held by Buyer or its Affiliates (excluding the Partnership Group), Buyer shall pay to the Selling Parties an amount for each such Common Unit or Class B Common Unit sold or redeemed equal to 85% of the amount, if any, by which the proceeds received by the Buyer or its

Affiliates (net of any underwriting commissions, placement fees or other offering expenses payable by the Buyer or its Affiliates) exceeds $37.50 per Common Unit or Class B Common Unit (the aggregate amounts, if any, payable to the Selling Parties pursuant to this Section 1.3(d), the “Third Payment”); provided, however, that this Section 1.3(d) shall apply only with respect to the first 5,000,000 units (whether Common Units or Class B Common Units or any combination thereof) held by Buyer or its Affiliates (excluding the Partnership Group) which are sold or redeemed; provided, further, that the maximum amount payable to the Selling Parties pursuant to this Section 1.3(d) shall in no event exceed $20 million. Buyer undertakes and agrees to notify the Selling Parties in writing promptly after each such sale or redemption of Common Units or Class B Common Units (which notice shall include the price(s) at which such Common Units or Class B Common Units were sold or redeemed). Buyer shall pay any amounts due to the Selling Parties pursuant to this Section 1.3(d) no later than the third business day following the closing date of any such sale or redemption. For so long as the Selling Parties are entitled to receive payments pursuant to this Section 1.3(d), Buyer agrees that it shall not, and shall not permit its Affiliates (excluding the Partnership Group) to, sell, convey, assign or otherwise dispose of any Common Units or Class B Common Units for consideration other than cash. Notwithstanding the foregoing, this Section 1.3(d) shall not in any way obligate Buyer or any of its Affiliates (i) to sell any Common Units or Class B Common Units or give rise to any optional or mandatory redemption rights or obligations with respect to the Common Units or the Class B Common Units or (ii) to make any payments to the Selling Parties to the extent not permitted under any definitive debt financing documents entered into pursuant to the debt financing commitment letter described in Section 3.5.

(e) Buyer shall assume at the Closing the obligations, and make the applicable payments from time to time, as specified in accordance with Section 8.2(c) hereof (the “Fourth Payment”).

(f) If the Closing Price (as defined in Section 9.16) of the Common Units as of three business days prior to Closing is less than $32.00 per unit, then the First Payment shall be reduced by an amount equal to the difference between $32.00 and such Closing Price multiplied by 14,590,312.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF SELLING PARTIES

As of the date hereof, each of the Selling Parties hereby represents and warrants, jointly and severally, to Buyer as follows:

SECTION 2.1. Organization.

(a) WES is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware, and WNGL is a corporation duly formed, validly existing and in good standing under the laws of Delaware.

(b) Each of the GP Companies is a limited liability company, duly formed, validly existing and in good standing under the laws of Delaware, and the Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of Delaware. Each of the Partnership Entities (as defined in Section 2.4) is a corporation, limited partnership or limited liability company, as the case may be, duly formed, validly existing and in good standing under the laws of Delaware and has all requisite corporate, limited partnership or limited liability company power and authority, as the case may be, and all governmental licenses, authorizations, permits, consents and approvals to own its respective properties and assets and to conduct its business as now conducted, except where the failure to have such governmental licenses, authorizations, permits, consents and approvals would not have a Material Adverse Effect (as defined in Section 9.16). Each of the Partnership Entities is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not individually or in the aggregate have a Material Adverse Effect. Schedule 2.1 sets forth for each Partnership Entity all of the jurisdictions in which such Partnership Entity is qualified to do business.

SECTION 2.2. Capitalization of the New Company; Title.

WES and WNGL are the sole members of the New Company in the proportions set forth in the Recitals to this Agreement. The WES New LLC Interests are owned of record and beneficially solely by WES, and the WNGL New LLC Interests are owned of record and beneficially solely by WNGL. All of such New LLC Interests have been duly authorized and validly issued in accordance with the Limited Liability Company Agreement of the New Company, dated as of November 15, 2002 (the “New LLC Agreement”), are fully paid (to the extent required by the New LLC Agreement) and nonassessable (except as such nonassessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act). Except for the New LLC Interests, there are no outstanding securities of the New Company. There are no preemptive or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any interest in the New Company pursuant to any agreement to which any of the New Company or the Selling Parties is a party or to which any of them may be bound. There are no outstanding options, warrants or similar rights to purchase or acquire any equity interests in the New Company. Each of the Selling Parties has valid and marketable title to the New LLC Interest owned by it, free and clear of any Encumbrances (other than the Parent Credit Facility Liens (as defined in Section 9.16), which shall be released at or prior to Closing). A true and correct copy of the New LLC Agreement, with any and all amendments thereto to the date hereof, has been made available by the Selling Parties to the Buyer or its representatives.

SECTION 2.3. Partnership Capitalization; Title.

(a) The New Company is the sole general partner of the Partnership. The New Company is the sole record and beneficial owner of the GP Interest, which represents a 2.0% general partner interest in the Partnership, and the GP Interest has been duly authorized and validly issued in accordance with the Partnership Agreement. Except for any Encumbrances provided in the Partnership Agreement, the New Company owns such GP Interest, free and clear of any Encumbrances.

(b) As of the date hereof, the Partnership has no limited partner interests issued and outstanding other than the following:

(i) 12,600,000 Common Units issued to the general public;

(ii) the WES Common Units and the WNGL Common Units issued to WES and WNGL, respectively, and with respect to which WES and WNGL, as applicable, are the sole record and beneficial owners and have valid and marketable title (subject to restrictions on transfer that may be imposed thereon under the Securities Act and state “blue sky” securities laws);

(iii) the WES Subordinated Units and the WNGL Subordinated Units issued to WES and WNGL, respectively, and with respect to which WES and WNGL, as applicable, are the sole record and beneficial owners and have valid and marketable title (subject to restrictions on transfer that may be imposed thereon under the Securities Act and state “blue sky” securities laws);

(iv) the Class B Common Units issued to the Old Company and with respect to which the Old Company is the sole record and beneficial owner and has valid and marketable title (subject to restrictions on transfer that may be imposed thereon under the Securities Act and state “blue sky” securities laws); and

(v) the IDRs held by the New Company and with respect to which the New Company is the sole record and beneficial owner and has valid and marketable title (subject to restrictions on transfer that may be imposed thereon under the Securities Act and state “blue sky” securities laws).

Each of such Common Units, Subordinated Units, Class B Common Units and IDRs and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 27, 2002, as amended by Amendments Nos. 1 and 2 thereto, each dated as of November 15, 2002 (as amended, the “Partnership Agreement”); and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except to the extent such nonassessability may be affected by Section 17-607 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”)).

(c) Except for any Encumbrances provided in the Partnership Agreement, (i) the New Company owns all of the IDRs, free and clear of any Encumbrances, (ii) the Old Company owns all of the Class B Common Units, free and clear of any Encumbrances (other than the Parent Credit Facility Liens, which shall be released at or prior to Closing), (iii) WES owns all of the WES Units, free and clear of any Encumbrances (other than the Parent Credit Facility Liens, which shall be released at or prior to Closing), and (iv) WNGL owns all of the WNGL Units, free and clear of any Encumbrances (other than the Parent Credit Facility Liens, which shall be released at or prior to Closing).

(d) Except as described in the Partnership Agreement or in Schedule 2.3(d)(i) hereto, there are no preemptive or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of any interest in the Partnership (provided that the foregoing shall not apply to any such restriction on voting or transfer that any holder of Common Units (other than the Selling Parties) may have imposed upon such Common Units). Except as described in the Partnership Agreement and for “phantom” units (“Phantom Units”) granted under the Williams Energy Partners Long-Term Incentive Plan as described in Schedule 2.3(d)(ii), there are no outstanding options, warrants or similar rights to purchase or acquire from any of the Partnership Entities, Parent or the Selling Parties any equity interests in the Partnership.

SECTION 2.4. Subsidiaries; Equity Interests; Business of GP Companies.

(a) Except as set forth on Schedule 2.4, neither of the GP Companies nor the Partnership has any subsidiaries, and does not own, directly or indirectly, any shares of capital stock, voting rights or other equity interests or investments in any other Person. Except as set forth in the Partnership Agreement or on Schedule 2.4, neither of the GP Companies nor the Partnership has any obligation or rights to acquire by any means, directly or indirectly, any capital stock, voting rights, equity interests or investments in another Person. Except for Encumbrances set forth on Schedule 2.4, the Partnership owns, directly or indirectly, all of the issued and outstanding partnership, membership or other equity interests of each of the subsidiaries set forth on Schedule 2.4 free and clear of any Encumbrances. The New Company, the Partnership and each of the subsidiaries of the Partnership set forth on Schedule 2.4 are collectively referred to herein as the “Partnership Entities.”

(b) Old Company was formed as a limited liability company under the laws of Delaware on August 30, 2000 and, from its date of formation until November 15, 2002, did not (i) engage in or conduct, directly or indirectly, any business or other activities other than serving as the general partner of the Partnership, owning the GP Interest, IDRs and Class B Common Units and owning all of the outstanding membership interests of Williams Energy Management LLC, a Delaware limited liability company (“Old Company Subsidiary”), (ii) have any employees, (iii) incur any indebtedness, liability or obligations, absolute or contingent, other than any joint and several liability under Delaware law for indebtedness, liabilities and obligations of the Partnership Group that are reflected in the consolidated financial statements of the Partnership included in the SEC Reports (other than Affiliate intercompany obligations incurred in the ordinary course of business), or (iv) own or hold any ownership or other interests in any real or personal property other than as provided in clause (i) above. Old Company Subsidiary was formed as a limited liability company under the laws of Delaware on April 10, 2002 and, from its date of formation until November 15, 2002, did not (1) engage in or conduct, directly or indirectly, any business or other activities, (2) have any employees, (3) incur any indebtedness, liability or obligation, absolute or contingent (other than Affiliate intercompany obligations incurred in the ordinary course of business), or (4) own or hold any ownership or other interests in any real or personal property. New Company was formed as a limited liability company under the laws of Delaware on November 12, 2002 and, since its date of formation, has not engaged in or conducted, directly or indirectly, any business or other activities other than serving as the general partner of the Partnership and owning the GP Interest and the IDRs.

SECTION 2.5. Validity of Agreement; Authorization.

Each of the Selling Parties and Parent has the power and authority to enter into this Agreement and the Transaction Documents to which it is party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and such Transaction Documents and the performance of the Selling Parties’ and Parent’s obligations hereunder and thereunder have been duly authorized by the Board of Directors of WES, the Board of Directors of WNGL, the members of the Old Company and the Board of Directors of Parent, as applicable, and no other proceedings on the part of any of the Selling Parties or Parent are necessary to authorize such execution, delivery and performance. This Agreement and the Transaction Documents to which any of the Selling Parties or Parent is party have been (in the case of this Agreement and the Parent Guaranty), or will be at the Closing (in the case of such other Transaction Documents), duly executed and delivered by each of the Selling Parties or Parent, as applicable, and constitute, or will constitute at the Closing, as applicable, each such party’s valid and binding obligation enforceable against each such party in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar law affecting the enforcement of creditors’ rights generally or by general equitable principles).

SECTION 2.6. No Conflict or Violation.

The execution, delivery and performance of this Agreement and the Transaction Documents by any of the Selling Parties or Parent does not and will not: (a) violate or conflict with any provision of the Organizational Documents (as defined in Section 9.16) of Parent, any Selling Party or any of the Partnership Entities; (b) violate any applicable provision of law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any foreign, federal, tribal, state or local government, court, arbitrator, agency or commission or other governmental or regulatory body or authority (“Governmental Authority”); (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any material contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Parent or any of the Selling Parties or Partnership Entities is a party or by which any of them is bound or to which any of their respective properties or assets is subject; (d) result in the creation or imposition of any Encumbrance upon any of the properties or assets of any of the Partnership Entities; or (e) result in the cancellation, modification, revocation or suspension of any License (as defined in Section 2.14) of any of the Partnership Entities, except in the cases of clauses (b), (d) and (e) above, as would not have a Material Adverse Effect and, in the case of clauses (c) and (d) above, as set forth on Schedule 2.6.

SECTION 2.7. Consents and Approvals.

Except as disclosed on Schedule 2.7, no material consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person (on the part of Parent or any of the Selling Parties or Partnership Entities) is required for any such party to execute and deliver this Agreement or the Transaction Documents to which Parent or any of the Selling Parties is party or to perform its respective obligations hereunder or thereunder (except under (i) the Parent Credit Facility and (ii) the Parent Credit Facility Security Documents (as defined in Section 9.16), which consents or approvals will be obtained prior to or at Closing).

SECTION 2.8. New Company Financial Statements; SEC Reports; Operating Surplus.

(a) Attached as Schedule 2.8 are copies of the unaudited balance sheet, as of December 31, 2002, and the unaudited income statements and statements of cash flows for the 12-month period, or portion thereof, ended December 31, 2002, of the New Company and the unaudited balance sheet, income statement and statements of cash flows for the three-month period ended March 31, 2003, of the New Company (collectively, the “New Company Financial Statements”). The New Company Financial Statements were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved and fairly present in all material respects the financial condition of the New Company as of their respective dates and the results of its operations for the periods covered thereby.

(b) Since October 30, 2000, (i) the Partnership has timely made all filings (the “SEC Reports”) required to be made under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) all SEC Reports filed by the Partnership, at the time filed (in the case of documents filed pursuant to the Exchange Act) or when declared effective by the Securities and Exchange Commission (the “SEC”) (in the case of registration statements filed under the Securities Act) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, (iii) no such SEC Report, at the time described above, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading, (iv) all financial statements contained or incorporated by reference in such SEC Reports complied as to form when filed in all material respects with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial condition of the Partnership and its consolidated subsidiaries at and as of the respective dates thereof and the consolidated results of operations and changes in cash flows for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end audit adjustments consistent with prior periods).

(c) The Operating Surplus (as defined in the Partnership Agreement) of the Partnership as of March 31, 2003 was not less than $150 million.

SECTION 2.9. Absence of Certain Changes or Events.

Except as set forth on Schedule 2.9, since December 31, 2002, the business of each of the Partnership Entities has been conducted in the ordinary course of business consistent with past practices and none of the Partnership Entities has taken any of the actions described in Section 4.1(a) through (n), except in connection with entering into this Agreement. Since December 31, 2002, there has not been any event or condition that has had, or is reasonably expected to have, a Material Adverse Effect.

SECTION 2.10. Tax Matters.

(a) For purposes of this Agreement, “Tax Returns” shall mean returns, reports, exhibits, schedules, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Tax authority. For purposes of this Agreement, “Tax” or “Taxes” shall mean any and all federal, state, local, foreign and other taxes, levies, fees, imposts and duties of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.

(b) Except as disclosed on Schedule 2.10(b)(i), (i) each of the Partnership Entities has filed (or joined in the filing of) when due all Tax Returns required by applicable law to be filed with respect to each of the Partnership Entities other than those Tax Returns the failure of which to file would not have a Material Adverse Effect; (ii) all such Tax Returns were true, correct and complete in all material respects as of the time of such filing; (iii) all Taxes relating to periods ending on or before the Closing Date owed by the any of the Partnership Entities (whether or not shown on any Tax Return) at any time on or prior to the Closing Date, if required to have been paid, have been or will be timely paid (except for Taxes that are being contested in good faith in appropriate proceedings and, to the extent the amount being contested exceeds $100,000, that are set forth on Schedule 2.10(b)(ii)); (iv) any material liability of any of the Partnership Entities for Taxes not yet due and payable, or that is being contested in good faith in appropriate proceedings, has been provided for on the financial statements of the applicable Partnership Entity or Entities, as the case may be, in accordance with GAAP; (v) there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, any of the Partnership Entities in respect of any material Tax or Tax assessment, nor has any claim for additional material Tax or Tax assessment been asserted in writing or, to the Knowledge of the Selling Parties (as defined in Section 9.16), been proposed by any Tax authority; (vi) since August 13, 2000, no written claim has been made by any Tax authority in a jurisdiction where any of the Partnership Entities does not currently file a Tax Return that it is or may be subject to Tax by such jurisdiction, nor to the Knowledge of the Selling Parties has any such assertion been threatened or proposed in writing; (vii) none of the Partnership Entities has any outstanding request for any extension of time within which to pay its Taxes or file its Tax Returns; (viii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of any of the Partnership Entities; (ix) none of the Partnership Entities has entered into any agreement or arrangement with any Tax authority that requires any of the Partnership Entities to take any action or to refrain from taking any action; (x) none of the Selling Parties is a “foreign person” within the meaning of Section 1445 of the United States Internal Revenue Code of 1986, as amended (the “Code”); (xi) none of the Partnership Entities is a party to any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters; (xii) the New Company has made, or shall be eligible to make, an election pursuant to Section 754 of the Code ; and (xiii) each of the Partnership Entities has withheld and paid all material Taxes required to be withheld by such Partnership Entity in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

(c) In each tax year since the formation of the Partnership up to and including the current tax year, at least 90% of the Partnership’s gross income has been income which is “qualifying income” within the meaning of Section 7704(d) of the Code.

(d) Except for Williams GP, Inc., none of the Partnership Entities has elected to be treated as a corporation.

(e) The only representations and warranties given in respect of Tax matters are those contained in this Section 2.10 and none of the other representations and warranties shall be deemed to constitute, directly or indirectly, a representation and warranty in respect of Tax matters.

SECTION 2.11. Absence of Undisclosed Liabilities.

(a) Except as disclosed on Schedule 2.11, none of the Partnership Entities has any indebtedness or liability, absolute or contingent, which is not shown or provided for in the New Company Financial Statements or in the consolidated financial statements of the Partnership included in the SEC Reports, other than (i) liabilities incurred or accrued in the ordinary course of business consistent with past practice, including liens for current taxes and assessments not in default, since December 31, 2002, (ii) liabilities of the New Company that individually or in the aggregate are not material to the New Company and that are not required by GAAP to be included in the New Company Financial Statements or (iii) liabilities of the Partnership or any of its subsidiaries that individually or in the aggregate are not material to the Partnership and its subsidiaries, taken as a whole, and that are not required by GAAP to be included in the consolidated financial statements of the Partnership.

(b) As of the Closing Date, New Company will not have any indebtedness, liabilities or obligations, absolute or contingent, other than indebtedness, liabilities and obligations (i) that have been incurred on behalf of the Partnership in the ordinary course of business that are properly reimbursable by the Partnership or (ii) the responsibility for which is specifically allocated under this Agreement.

SECTION 2.12. Real and Personal Property.

Except as disclosed on Schedule 2.12(a), each of the Partnership Entities owns valid and defensible fee title to, or holds a valid leasehold interest in, or a right-of-way or easement (collectively, the “Rights-of-Way”) through, all real property used or necessary for the conduct of the business of each such Partnership Entity as it is presently conducted (“Real Property”), and each of the Partnership Entities has good and valid title to all of the material tangible personal property and assets which it owns and which are reflected in the New Company Financial Statements or in the consolidated financial statements of the Partnership included in the SEC Reports or which are thereafter acquired to the date hereof (except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business consistent with past practices since December 31, 2002), and all such Real Property, assets and properties are owned or leased free and clear of all Encumbrances, except for (i) Encumbrances set forth on Schedule 2.12(b), (ii) liens for current Taxes not yet due and payable or for Taxes the validity of which is being contested in good faith (and to the extent the amount being contested exceeds $100,000, that are set forth on Schedule 2.10(b)(ii)), (iii) Encumbrances to secure indebtedness reflected in the consolidated financial statements of the Partnership included in the SEC Reports, (iv) Encumbrances that will be discharged on or prior to the Closing Date, (v) laws, ordinances and regulations affecting building use and occupancy or reservations of interest in title (collectively, “Property Restrictions”) imposed or promulgated by law or any Governmental Authority with respect to Real Property, including zoning regulations, provided they do not materially interfere with the present use of the applicable Real Property, (vi) Encumbrances, Property Restrictions, Rights-of-Way and written agreements of record or copies of which have been furnished to Buyer, provided they do not materially interfere with the present use of the applicable Real Property, (vii) mechanics’, carriers’, workmen’s, repairmen’s or similar types of liens, if any, which do not materially detract from the value of or materially interfere with the present use of any Real Property subject thereto or affected thereby and which have arisen or been incurred in the ordinary course of business, (viii) Parent Credit Facility Liens (which shall be released prior to or at Closing) and (ix) Encumbrances and minor title defects that do not materially detract from the value or materially interfere with the present use of the asset subject thereto (clauses (i) through (ix) above referred to collectively as “Permitted Encumbrances”). Notwithstanding the foregoing, with respect to Rights-of-Way, the Selling Parties represent only that each of the Partnership Entities has sufficient title thereto to enable it to conduct its business as presently conducted.

SECTION 2.13. Intellectual Property and Computer Hardware.

(a) (x) Except as set forth on Schedule 2.13(a) and for the Automated Transportation Logistics Activity System (the “ATLAS 2000 System”) and (y) except as may be identified during development of the IT Migration Plan (as defined in Section 4.11 below), contemplated under the Transition Services Agreement and for such other matters that also would not have a Material Adverse Effect, (i) one or more of the Partnership Entities owns all right, title and interest in and to, or has a valid and enforceable license or other right to use lawfully, all the Intellectual Property (as defined in Section 9.16) used by any Partnership Entity in connection with its business free and clear of all liens (other than the Parent Credit Facility Liens, which shall be released at or prior to Closing, and the terms of any such license), and Schedule 2.13(a) sets forth a list of such Intellectual Property so used by the Partnership Entities; (ii) none of the Partnership Entities has infringed or otherwise violated the Intellectual Property of any Person, (iii) to the Knowledge of the Selling Parties, no Person has infringed or otherwise violated the Intellectual Property of any of the Partnership Entities or any Intellectual Property associated with software indicated as owned on Schedule 2.13(b), (iv) the consummation of the transactions contemplated in this Agreement and the Transaction Documents will not alter, impair or extinguish any Intellectual Property of any of the Partnership Entities or any Intellectual Property associated with software indicated as owned on Schedule 2.13(b)) and (v) to the Knowledge of the Selling Parties, there are no agreements, judicial orders or settlement agreements which limit or restrict any of the Partnership Entities’ rights to use any Intellectual Property or any Intellectual Property associated with software indicated as owned on Schedule 2.13(b).

(b) Other than the ATLAS 2000 System, a listing of all material computer software owned by or licensed to the Selling Parties and/or its Affiliates which is used in connection with the business of the Partnership Entities as presently conducted is identified in Schedule 2.13(b). None of such owned or licensed software infringes or otherwise violates the Intellectual Property of any Person. Such licensed software is referred to herein as the “Licensed Software.”

(c) The Selling Parties or their Affiliates own all right, title and interest to the ATLAS 2000 System and own all right, title and interest to or have a valid and enforceable lease, license or other right to use lawfully any software listed on Schedule 2.13(b) or computer hardware associated with the ATLAS 2000 System that will be transferred to the Partnership Entities in accordance with Section 4.11 or the ATLAS Assignment, Contribution and License Agreement.

(d) The only representations and warranties given in respect of Intellectual Property and matters and agreements relating thereto are those contained in this Section 2.13, and none of the other representations and warranties shall be deemed to constitute, directly or indirectly, a representation and warranty in respect of Intellectual Property and matters or agreements relating thereto.

SECTION 2.14. Licenses, Permits and Governmental Approvals.

Except as set forth on Schedule 2.14, (a) each of the Partnership Entities has all material consents, licenses, permits, certificates, franchises, authorizations and approvals issued or granted to any such Partnership Entity by, and has made all material registrations and filings with, any Governmental Authority as are necessary for the conduct of its business as currently conducted (each a “License” and, collectively, the “Licenses”); (b) each License has been issued to, and duly obtained and fully paid for by, the holder thereof and is valid, in full force and effect, except where such invalidity or failure to be in full force and effect would not have a Material Adverse Effect, and (c) none of such Licenses will terminate or become terminable as a result of the transactions contemplated by this Agreement or the Transaction Documents. Notwithstanding anything to the contrary in this Section 2.14, the representations and warranties in this Section 2.14 shall not apply to (x) any right to Intellectual Property (which shall be subject to the representations in Section 2.13) or (y) any License required under applicable Environmental Law (which shall be subject to the representations in Section 2.21(a)(v)).

SECTION 2.15. Compliance with Law.

Except with respect to Tax matters (which are provided for in Section 2.10), Intellectual Property matters (which are provided for in Section 2.13) or environmental, health and safety matters (which are provided for in Section 2.21) and except as set forth on Schedule 2.15 or in the SEC Reports, since February 9, 2001, the operations of each of the Partnership Entities have been conducted in material compliance with all applicable laws, regulations, orders and other requirements of all Governmental Authorities having jurisdiction over each such Partnership Entity and its respective assets, properties and operations. Without limiting the generality of the foregoing, Parent, the Selling Parties and the Partnership Entities have been at all times, and are, in compliance with the Consent Decree (as defined in Section 4.4).

SECTION 2.16. Litigation.

Except as set forth on Schedule 2.16, there are no Legal Proceedings pending or, to the Knowledge of the Selling Parties, threatened against or involving Parent or any Affiliate thereof, including the Selling Parties and the Partnership Entities that, individually or in the aggregate, are reasonably likely to (a) have a Material Adverse Effect or (b) materially impair or delay the ability of any of the Parent or Selling Parties to perform its obligations under this Agreement or the Transaction Documents or consummate the transactions contemplated hereby or thereby. Except as set forth on Schedule 2.16 or as set forth in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2002 (the “2002 10-K”) under the caption “Item 3: Legal Proceedings” or in Note 16 “Commitments and Contingencies” of the Notes to Consolidated Financial Statements included under the caption “Item 8: Financial Statements and Supplementary Data,” there is no order, judgment, injunction or decree of any Governmental Authority outstanding against Parent or any of the Selling Parties or Partnership Entities that, individually or in the aggregate, would have any effect referred to in the foregoing clauses (a) and (b). “Legal Proceeding” shall mean any judicial, administrative or arbitral actions, suits, proceedings (public or private), investigations or governmental proceedings before any Governmental Authority. Notwithstanding the foregoing, the representations and warranties in this Section 2.16 shall not include Legal Proceedings in respect of any Environmental Law (which shall instead be subject to the representations in Section 2.21(a)(iv)).

SECTION 2.17. Contracts.

Schedule 2.17 sets forth (other than those contracts filed as exhibits to the 2002 10-K and subject to the dollar amount limitations of clauses (i) or (ii) below) a true and complete list of the following contracts, agreements, instruments and commitments to which any of the Partnership Entities is a party or otherwise relating to or affecting any of its assets, properties or operations, whether written or oral: (i) contracts calling for, or that the Selling Parties expect to result in, payments by or to any of the Partnership Entities of amounts greater than $1,000,000 per year; (ii) contracts, loan agreements, letters of credit, repurchase agreements, mortgages, security agreements, guarantees, pledge agreements, trust indentures and promissory notes and similar documents relating to the borrowing of money or for lines of credit in any case for amounts in excess of $1,000,000; (iii) partnership or joint venture agreements; and (iv) contracts limiting or purporting to limit the ability of any of the Partnership Entities to compete in any line of business or with any Person or in any geographic area (collectively with those contracts filed as exhibits to the 2002 10-K, “Material Contracts”). Each Material Contract is valid, binding and enforceable against such Partnership Entity or Partnership Entities party thereto and, to the Knowledge of the Selling Parties, each of the other parties thereto in accordance with its terms, and in full force and effect on the date hereof (and each such Material Contract will be in full force and effect on the Closing Date, except for any Material Contract that terminates in accordance with its terms) except where a failure to be so valid, binding or enforceable or in full force and effect would not have a Material Adverse Effect. With respect to each Material Contract, no Partnership Entity party thereto and, to the Knowledge of the Selling Parties, no other party thereto is in breach or default, and to the Knowledge of the Selling Parties, no event has occurred which with notice or lapse of time or both would constitute a breach or default, or permit termination, modification or acceleration, thereunder.

SECTION 2.18. Brokers.

Except as disclosed on Schedule 2.18, neither the Parent nor any of the Selling Parties has employed the services of an investment banker, financial advisor, broker or finder in connection with this Agreement or any of the transactions contemplated hereby.

SECTION 2.19. Employees; Employee Plans.

(a) None of the Partnership Entities has, nor since February 9, 2001 has had, any employees.

(b) Except as disclosed on Schedule 2.19(b)(i), none of the Partnership Entities sponsors, maintains or contributes to or has an obligation (secondary, contingent or otherwise) to contribute to and at any time during the past five years has sponsored, maintained or contributed to or has had an obligation to contribute to, any “employee benefit plan,” as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any other bonus, pension, stock option, stock purchase, benefit, welfare, profit-sharing, retirement, disability, vacation, severance, hospitalization, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, funds, programs or arrangements, whether written or oral (“Employee Plans”) (such Employee Plans listed on Schedule 2.19(b)(i) being the “Partnership Plans”). Each of the Partnership Plans is maintained or sponsored solely by one or more of the Partnership Entities. Schedule 2.19(b)(ii) sets forth a true and complete list of all Employee Plans, other than Partnership Plans, which cover, are maintained for the benefit of, or relate to any or all Business Employees (as defined below) (the “Seller Plans”).

(c) Each Partnership Plan and Seller Plan has been maintained and operated in material compliance with its terms, the requirements of applicable law, including the Code and ERISA, and each Seller Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is qualified and has received a favorable determination letter from the IRS that covers all amendments required by applicable law to have been made to such plan as of the Closing Date or has timely filed an application to receive a favorable determination letter as to such qualified status.

(d) No Partnership Plan is subject to ERISA and no Seller Plan covering Business Employees is a multiemployer plan, as defined in Section 3(37) of ERISA.

(e) As of the date hereof, the Partnership Entities do not have any liability, including secondary liability, under Title IV of ERISA with respect to any plan, including, without limitation, any Seller Plan nor any liability under Section 302 of ERISA or Section 412 of the Code.

(f) Schedule 2.19(f)(i) sets forth a list showing the names of the active employees of the Selling Parties or their Affiliates who spend fifty percent (50%) or more of their business time engaged in, or in activities related to, the business and/or affairs of any of the Partnership Entities (the “Business Employees”) and showing which of such employees regularly devote substantially all of their business time to the business and/or affairs of the Partnership Entities. Except as set forth on Schedule 2.19(f)(ii), there are no contracts, agreements, plans or arrangements covering any Business Employee with “change of control” or similar provisions that would be triggered as a result of the consummation of any of the transactions contemplated by this Agreement. None of the Business Employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement with any Selling Party, any Partnership Entity, Parent or any other subsidiary of Parent, or to the Knowledge of the Selling Parties, subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s efforts to promote the interests of the Partnership Entities or Buyer or that would conflict with the business of any of the Partnership Entities as presently conducted. None of Parent, the Selling Parties nor any of the Partnership Entities has received notice from any officer or key Business Employee or group of Business Employees, that such person(s) intends to terminate their employment.

(g) An Affiliate of the Selling Parties is a party to an amended collective bargaining agreement with the Paper, Allied-Industrial, Chemical, and Energy Workers International Union (“PACE”) and with PACE Local 5-348 with respect to certain Business Employees as set forth on Schedule 2.19(g)(i), including all existing memorandums of agreement related thereto (collectively, the “PACE Collective Bargaining Agreement”), a copy of which has been furnished to the Buyer. Except as disclosed on Schedule 2.19(g)(i), none of the Business Employees is covered by any collective bargaining agreement with respect to services performed in connection with the business or operations of any of the Partnership Entities and, except as disclosed in Schedule 2.19(g)(ii), to the Knowledge of the Selling Parties, there are not any union organizing efforts underway with respect to any such employees.

(h) Each Partnership Plan may be unilaterally terminated by a Partnership Entity at any time without liability to any Person, except as provided under the terms of the affected plan.

SECTION 2.20. Insurance.

(a) Schedule 2.20(a)(i) sets forth a summary listing of all current liability and property insurance policies covering the properties, assets, employees, directors and/or operations of the Partnership Entities that are provided by the Parent or its Affiliates (other than the Partnership Entities) (collectively, the “Parent Policies”). Schedule 2.20(a)(ii) sets forth a summary listing of all current liability and property insurance policies covering the properties, assets, employees, directors and/or operations of all of the Partnership Entities that are provided by the Partnership Entities (collectively, the “Partnership Policies” and together with the Parent Policies, the “Policies”). All premiums payable under the Policies have been paid in a timely manner and Parent (and each of its Affiliates and the Partnership Entities covered thereunder) has complied fully with the terms and conditions of all such Policies.

(b) Except as set forth in Schedule 2.20(b) hereto, all Policies are in full force and effect. None of Parent or the Selling Parties will cancel any of the Partnership Policies or cause any of the Partnership Policies to be canceled, and each of the Partnership Policies will continue to be in full force and effect in accordance with their terms upon the consummation of the transactions contemplated hereby. Subject to Section 4.10(b), coverage for the each of the Partnership Entities under the Parent Policies shall terminate on the Closing Date, except that coverage for the Partnership Entities under the excess liability policies of the Parent Policies shall terminate on May 1, 2003 at 12:01 a.m. Central Time, and the additional insurance policies to be provided by the Partnership Entities in Schedule 2.20(b) shall be procured by the Selling Parties or Parent, as of May 1, 2003, at the cost of the Partnership. Parent is not (nor is any Affiliate or Partnership Entity covered under any Policy) in default under any provisions of the Policies, and there is no claim by any of the Partnership Entities or any other Person pending under any of the Policies as to which coverage with respect to any of the Partnership Entities has been questioned, denied or disputed by the underwriters or issuers of such Policies.

SECTION 2.21. Environmental; Health and Safety Matters.

(a) Except as set forth on Schedule 2.21:

(i) Each of the Partnership Entities and its operations, activities, Real Property and assets are in material compliance with all applicable Environmental Laws (as defined in paragraph (b) below);

(ii) There are no Hazardous Materials present in, or being released to, the air, surface or sub-surface soils or in the groundwater at, on, in, under, beneath, or in the vicinity of the activities, operations, Real Property or assets of the Partnership Entities in amounts or concentrations that are reasonably likely to result in a material liability under any Environmental Laws;

(iii) None of Parent, the Selling Parties nor any of the Partnership Entities has received any written request for information, or has received written notification that it has any liability, or is a potentially responsible party, under any Environmental Law that is material in nature with respect to any on-site or off-site location for which liability is currently being asserted against them with respect to the activities, operations, Real Property or assets of any of the Partnership Entities;

(iv) There are no material writs, injunctions, decrees, orders or judgments outstanding, or any Legal Proceedings pending or, to the Knowledge of the Selling Parties, threatened involving any of the Partnership Entities or the activities, operations, Real Property or assets of the Partnership Entities relating to (A) its compliance with any Environmental Law, or (B) the release, disposal, discharge, spill, treatment, storage or recycling of Hazardous Materials (as defined in paragraph (b) below) into the environment at any on-site or off-site location;

(v) Each of the Partnership Entities has obtained, currently maintains and is in material compliance with all Licenses which are required under Environmental Laws for its operations, activities, Real Property and assets (collectively, “Environmental Permits”), and all such Environmental Permits are in effect. No appeal nor any other Legal Proceeding is pending to revoke any such Environmental Permit, nor, to the Knowledge of the Selling Parties, threatened, and to the Knowledge of the Selling Parties, no facts or circumstances exist that if unabated would be reasonably expected to result in any Environmental Permit being revoked, rescinded or withdrawn, or not being renewed or reissued on substantially the same terms;

(vi) The Selling Parties and Parent have made available to Buyer all internal and external audits, studies and reports on environmental matters relevant to the Partnership Entities that (A) have been retained in the files of any Selling Party or their Affiliates or the Partnership Entities and (B) were prepared or received at any time after January 1, 1998 (including such documents that may relate to the Excluded Assets, as defined in the WPL Contribution Agreement, and any real property of the type described in Section 2.21(a)(vii) below); and

(vii) The representations in Sections 2.21(a)(ii), (a)(iii) and (a)(iv) above, also apply to with respect to real property or assets that were owned, leased or operated by the Partnership Entities subsequent to January 1, 1998 but that are no longer owned, leased or operated by the Partnership Entities on the date hereof, but only with respect to the periods such real property or assets were owned, leased or operated by the Partnership Entities; provided, however, that such representation with respect to Section 2.21(a)(iv) is made only to the Knowledge of the Selling Parties.

(b) The following terms shall have the following meanings:

“Environmental Law” shall mean current local, county, state, federal, and/or foreign law (including common law), statute, code, ordinance, rule, order, judgment, decree, regulation or other legal obligation relating to the protection of health, safety or the environment or natural resources and in effect on the date hereof, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. section 9601 et seq.), as amended (“CERCLA”), the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.), as amended (“RCRA”), the Federal Water Pollution Control Act (33 U.S.C. section 1251 et seq.), as amended, the Clean Air Act (42 U.S.C. section 7401 et seq.), as amended, the Toxic Substances Control Act (15 U.S.C. section 2601 et seq.), as amended, the Occupational Safety and Health Act (29 U.S.C. section 651 et seq.), as amended, the Safe Drinking Water Act (42 U.S.C. section 300(f) et seq.), as amended, analogous state, tribal or local laws, and any similar, implementing or successor law, and any amendment, rule, regulation, or directive issued thereunder, including any determination by, or interpretation of any of the foregoing by any Governmental Authority that has the force of law.

“Hazardous Material” shall mean any substance, material or waste which is regulated by any Environmental Law as hazardous, toxic, a pollutant, contaminant or words of similar meaning including, without limitation, petroleum, petroleum products, petroleum hydrocarbons, petroleum by-products, crude oil, and any components, fractions or derivatives thereof, methyl tertiary butyl ether (“MTBE”), ammonia, asbestos, urea, formaldehyde and polychlorinated biphenyls.

(c) The only representations and warranties given in respect of environmental, health and safety matters and compliance with and liability under Environmental Laws are those contained in this Section 2.21 and none of the other representations and warranties shall be deemed to constitute, directly or indirectly, a representation and warranty in respect of environmental, health and safety matters or compliance with and liability under Environmental Laws.

SECTION 2.22. Regulatory Matters.

(a) None of the Partnership Entities is a “public utility company,” “holding company” or “subsidiary” or “affiliate” of a holding company as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

(b) None of the Partnership Entities is an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 2.23. Books and Records; Other Information.

The minute books and other similar records of the Partnership Entities contain true and correct copies of all actions taken at all meetings of the Partnership’s limited partners, the Boards of Directors of the Old Company and the New Company or any committee thereof and all written consents executed in lieu of any such meetings. Complete copies of all such minute books and other similar records have been made available to Buyer.

SECTION 2.24. WPL Contribution Agreement.

None of the rights, benefits or privileges of any of the Partnership Entities under the (i) WPL Contribution Agreement or (ii) the Corporate Guarantee, dated as of March 14, 2003, of Parent in favor of the New Company will be impaired by the consummation of the transactions contemplated by this Agreement or the Transaction Documents.

SECTION 2.25. Customers and Suppliers.

Except as set forth on Schedule 2.25, since January 1, 2003, none of the Partnership Entities, the Selling Parties or Parent has received any written notice that any shipper or customer will discontinue its business relationship with any of the Partnership Entities, and to the Knowledge of the Selling Parties, no such action has been threatened by any material shipper or customer.

SECTION 2.26. Adequacy of Assets.

Except as set forth on Schedule 2.26 or as contemplated in the Transition Services Agreement, the tangible assets to be owned by the Partnership Entities immediately after the Closing will be adequate to permit such Partnership Entities to conduct their respective business in substantially the same manner as conducted immediately prior to the Closing.

SECTION 2.27. Excluded Assets.

All properties that are part of the Excluded Assets (as defined in Section 1.1 of the WPL Contribution Agreement) (“Excluded Assets”) have been transferred from the applicable Partnership Entity to another entity that is not a Partnership Entity.

SECTION 2.28. Solvency.

Each of the Selling Parties and Parent is, and immediately after giving effect to the transactions contemplated by this Agreement and the Transaction Documents will be Solvent. For purposes of this Section 2.28, “Solvent” means, with respect to the applicable party on any date of determination, that on such date (a) the fair value of the property of such party is greater than the total amount of liabilities, including, without limitation, contingent liabilities of such party that would constitute liabilities under GAAP, (b) the present fair saleable value of the assets of such party is not less than the amount that will be required to pay its debts as they become absolute and matured, taking into account the possibility of refinancing such obligations and selling assets, (c) such party does not intend to, and does not believe that it will, incur debts or liabilities beyond such party’s ability to pay such debts as they mature taking into account the possibility of refinancing such obligations and selling assets and (d) such party is not engaged in business or a transaction, and does not intend to engage in business or a transaction, for which such party’s property remaining after such transaction would constitute unreasonably small capital.

SECTION 2.29. Auction Process.

The Selling Parties and Parent acknowledge that (i) this Agreement and the other Transaction Documents are the culmination of an extensive auction process, fair in substance and procedure, undertaken by the Selling Parties and Parent to identify and negotiate a transaction with a bidder who was prepared to give the best offer for the Securities, (ii) they have selected Buyer as the successful bidder in accordance with the bidding procedures established for such auction and (iii) this Agreement constitutes the best offer for the Securities.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF BUYER

As of the date hereof, Buyer hereby represents and warrants to each of the Selling Parties as follows:

SECTION 3.1. Limited Partnership Organization.

Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite limited partnership power and authority to own its properties and assets and to conduct its business as now conducted. Buyer is duly qualified to do business as a foreign entity in every jurisdiction where the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualifications necessary.

SECTION 3.2. Validity of Agreement; Authorization.

Buyer has the power and authority to enter into this Agreement and the Transaction Documents to which Buyer is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and such Transaction Documents and the performance of Buyer’s obligations hereunder and thereunder have been duly authorized by the Board of Directors of the general partner of Buyer and no other proceedings on the part of Buyer, its general partner or its owners are necessary to authorize such execution, delivery and performance. This Agreement and the Transaction Documents to which Buyer is a party each have been (in the case of this Agreement) or will be at the Closing (in the case of such Transaction Documents) duly executed and delivered by Buyer and constitute or will constitute at the Closing, as applicable, the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar law affecting the enforcement of creditors’ rights generally or by general equitable principles).

SECTION 3.3. No Conflict or Violation.

The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which Buyer is a party does not and will not: (a) violate or conflict with any provision of its or its general partner’s Organizational Documents, (b) violate any applicable provision of law, or any order, judgment or decree of any Governmental Authority, (c) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Buyer is a party or by which it is bound or to which any of its properties or assets is subject or (d) result in the creation or imposition of any Encumbrance upon any of its properties or assets where such violations, breaches, defaults or Encumbrances in the aggregate would have a material adverse effect on the transactions contemplated hereby or on the assets, properties, business, operations, net income or financial condition of Buyer.

SECTION 3.4. Consents and Approvals.

Except as disclosed on Schedule 3.4, no material consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person (on the part of Buyer), is required for Buyer to execute and deliver this Agreement or the Transaction Documents to which Buyer is a party or to perform its obligations hereunder or thereunder.

SECTION 3.5. Financial Ability.

Buyer has (a) obtained commitments for debt financing, subject to the satisfaction of the terms and conditions set forth in such commitment letter and (b) obtained equity financing commitments, subject to the satisfaction of terms and conditions set forth in this Agreement and in such commitment letter, copies of which debt and equity financing commitment letters have been provided to the Selling Parties, and which collectively will, if and when such debt and equity financing is provided to Buyer pursuant to such commitment letters, provide Buyer with sufficient immediately available funds at the Closing to pay the First Payment of the Purchase Price and to effect the transactions contemplated hereby.

SECTION 3.6. Buyer Status.

Buyer is not an employee benefit plan or other organization exempt from taxation pursuant to Section 501(a) of the Code, a non-resident alien, a foreign corporation or other foreign Person, or a regulated investment company within the meaning of Section 851 of the Code.

SECTION 3.7. Brokers.

Except as disclosed on Schedule 3.7, Buyer has not employed the services of an investment banker, financial advisor, broker or finder in connection with this Agreement or any of the transactions contemplated hereby.

SECTION 3.8. Independent Investigation.

Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of each of the Partnership Entities, both individually and on a consolidated basis, which investigation, review and analysis was done by Buyer and its Affiliates and, to the extent Buyer deemed necessary or appropriate, by Buyer’s representatives. Buyer acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of each of the Partnership Entities for such purpose.

SECTION 3.9. Investment Intent; Investment Experience; Restricted Securities.

In acquiring the Securities, Buyer is not offering or selling, and will not offer or sell the Securities, for the Selling Parties in connection with any distribution of any of such Securities, and Buyer does not have a participation and will not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities laws. Buyer acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Securities, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in all of such Securities. Buyer is an “accredited investor” as such term is defined in Regulation D under the Securities Act. Buyer understands that none of the Securities will have been registered pursuant to the Securities Act or any applicable state securities laws, that all of such Securities will be characterized as “restricted securities” under federal securities laws and that under such laws and applicable regulations none of such Securities can be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

ARTICLE IV.

COVENANTS

SECTION 4.1. Certain Changes and Conduct of Business.

From and after the date of this Agreement and until the Closing Date, Selling Parties will use their commercially reasonable efforts to cause each of the Partnership Entities to (except as required or permitted pursuant to the terms hereof or as set forth on Schedule 4.1) conduct its business in the ordinary course of business consistent with past practices and to use its commercially reasonable efforts to preserve intact their business organization and relationships of any Partnership Entity with third parties. Without limiting the generality of the foregoing, without the prior written consent of Buyer (which consent will not be unreasonably withheld or delayed), except as required or permitted pursuant to the terms of this Agreement or as set forth on Schedule 4.1, the Selling Parties will use their commercially reasonable efforts to cause each of the Partnership Entities not to:

(a) make any material change in the conduct of its businesses and operations;

(b) make any change in its Organizational Documents or issue any additional equity securities or grant any option, warrant or right to acquire any equity securities or issue any security convertible into or exchangeable for its equity securities;

(c) other than Williams G.P., Inc., elect to be treated as a corporation for tax purposes;

(d) (i) incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures (other than Affiliate intercompany obligations incurred in the ordinary course of business or actions taken to comply with the representation in Section 2.11(b) or the covenant in Section 4.19) or other corporate securities or grant any option, warrant or right to purchase any thereof or (ii) issue any securities convertible or exchangeable for debt securities of any of the Partnership Entities;

(e) make any sale, assignment, transfer, abandonment or other conveyance of any of its assets or any part thereof except for dispositions of inventory or of worn-out or obsolete equipment for fair or reasonable value in the ordinary course of business consistent with past practices;

(f) subject any of its assets, or any part thereof, to any Encumbrance except Permitted Encumbrances as may arise in the ordinary course of business consistent with past practices by operation of law;

(g) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of its equity interests or declare, set aside or pay any dividends or other distribution in respect of such Partnership Entity’s equity interests, other than (i) regular quarterly cash distributions by the Partnership from Available Cash (as defined in the Partnership Agreement) at a rate of no greater than $0.80 per unit (with a proportionate distribution to the New Company in respect of the GP Interest and any distribution on the IDRs provided for in the Partnership Agreement), (ii) dividends or other distributions by the New Company to the Selling Parties of all or any portion of any cash distributions that the New Company may have received pursuant to clause (i), (iii) any dividends or other distributions made by any subsidiaries of the Partnership to other direct or indirect wholly owned subsidiaries of the Partnership, or to the Partnership itself, in the ordinary course of business consistent with past practices and (iv) actions taken to comply with the representation in Section 2.11(b) or the covenant in Section 4.19;

(h) (i) except as may be required by applicable law, enter into, adopt or make any material amendments to or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, Phantom Units, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any officer or director of any of the Partnership Entities or any Business Employee, except to the extent (1) such adoptions, terminations, amendments or modifications similarly affect employees of the Selling Parties or their Affiliates who are similarly situated to the Business Employees and (2) do not in the aggregate result in a material increase in benefits

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or compensation expense to the Partnership Entities, taken as a whole; (ii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Partnership Entities, taken as a whole, increase the benefits or compensation to any officer or director of any of the Partnership Entities or any Business Employee; or (iii) pay to any officer or director of any of the Partnership Entities or any Business Employee any benefit not permitted by any employee benefit agreement, trust, plan, fund, or other arrangement as in effect on the date hereof;

(i) acquire any material assets or properties, except for inventory in the ordinary course of business consistent with past practices;

(j) loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates (other than intercompany receivables in the ordinary course of business or actions taken to comply with the representation in Section 2.11(b) or the covenant in Section 4.19);

(k) fail to duly and timely file or cause to be filed all reports and returns required to be filed with any Governmental Authority and promptly pay or cause to be paid when due all Taxes, assessments and governmental charges, unless contested in good faith in appropriate proceedings;

(l) permit any insurance policy naming any of the Partnership Entities as a beneficiary to expire or be cancelled or terminated, unless a comparable insurance policy is obtained and in effect in replacement thereof;

(m) (i) take or permit any action to be taken that would make any representation or warranty of the Selling Parties under this Agreement inaccurate in any material respect prior to the Closing Date or (ii) omit or cause to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time;

(n) issue any units except for (i) issuances of Common Units to directors of the New Company in the ordinary course of business and consistent with past practices or (ii) issuances pursuant to commitments or obligations in respect of Phantom Units outstanding on the date hereof pursuant to the Williams Energy Partners Long-Term Incentive Plan, as described on Schedule 2.3(d)(ii); or

(o) commit itself to do any of the foregoing.

SECTION 4.2. Access to Properties and Records.

(a) Each of the Selling Parties shall afford, and shall cause each of the Partnership Entities (and to the extent reasonably necessary, Parent) to afford, to Buyer and Buyer’s accountants, counsel and representatives (collectively “Buyer Representatives”), upon reasonable advance notice to the Selling Parties or their financial adviser, reasonable access during normal business hours throughout the period commencing on the date hereof and ending on the Closing Date (or the earlier termination of this Agreement pursuant to Article VII hereof) to all personnel, properties, books, contracts, and records of each of the Partnership Entities and their agents, including legal representatives, accountants and environmental and engineering consultants (provided that the Selling Parties or their designee(s) may, in the sole discretion of the Selling Parties, accompany the person(s) to whom such access is provided as contemplated herein) and, during such period, shall furnish promptly to Buyer all information concerning the business, properties, liabilities and personnel of any of the Partnership Entities as Buyer may request, provided that no investigation or receipt of information pursuant to this Section 4.2 shall affect any representation or warranty of the Selling Parties or Buyer’s reliance thereon. Additionally, Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement (as defined in Section 9.16). Buyer shall have no right of access to, and the Selling Parties shall have no obligation to provide to Buyer, (1) bids received from other Persons in connection with the transactions contemplated by this Agreement and information and analysis (including financial analysis) relating to such bids or (2) any information the disclosure of which the Selling Parties have concluded may jeopardize any privilege available to the Selling Parties or any of the Partnership Entities relating to such information or would cause any of such entities to breach a confidentiality obligation. Buyer agrees that if Buyer or its authorized representatives receive, or if the information (whether in electronic mail format, on computer hard drives or otherwise) held by any of the Partnership Entities as of the Closing includes information that relates to the business operations or other strategic matters of the Parent or any of the Selling Parties or any of their Affiliates (other than the Partnership Entities) such information shall be held in confidence on the terms and subject to the conditions contained in the Confidentiality Agreement, but the term of the restriction on the disclosure and use of such information shall continue in effect as to such information for a period of two years from the Closing. Buyer further agrees that if any of the Selling Parties or Partnership Entities inadvertently furnishes to Buyer copies of or access to information that is subject to clause (2) of the second preceding sentence, Buyer will, upon the Selling Parties’ request, promptly return the same to the Selling Parties together with any and all extracts therefrom or notes pertaining thereto (whether in electronic or other format). Buyer shall indemnify, defend, and hold harmless the Selling Parties and their Affiliates from and against any “Losses” (as defined in Section 8.2) asserted against or suffered by the Seller Indemnified Parties (as defined in Section 8.2) relating to, resulting from, or arising out of any personal injury to, or property damage directly caused by, any Buyer Representative during any site visit, examination or investigation conducted in accordance with this Section 4.2(a), except where such personal injury or property damage results from the gross negligence or willful misconduct of the Selling Parties, Parent, the Partnership Entities or any employee or agent thereof.

(b) Buyer agrees that it shall preserve and keep all books and records relating to the business or operations of the Partnership Entities on or before the Closing Date in Buyer’s possession for a period of at least six years from the Closing Date. Notwithstanding the foregoing, Buyer agrees that it shall preserve and keep all books and records of the Partnership Entities relating to any audit or investigation instituted by a Governmental Authority or any litigation (whether or not existing on the Closing Date) if it is reasonably likely that such investigation or litigation may relate to matters occurring prior to the Closing, without regard to the six-year period set forth in this Section 4.2(b).

SECTION 4.3. Employee Matters.

(a) Buyer intends to offer, or cause an Affiliate to offer, employment to substantially all Business Employees who are identified on Schedule 2.19(f)(i) as full-time Business Employees and may offer employment to such Business Employees who are identified as less than full-time as it may choose, based on the recommendation of the key management of the Partnership Entities, in either case, on terms and conditions for each Business Employee as are substantially comparable, in the aggregate, to industry standards for similarly situated employees located in the same geographic region, as determined in good faith by Buyer, such employment to commence as contemplated in accordance with the Transition Services Agreement. In addition, within fifteen (15) days after the execution of this Agreement, representatives of Buyer and the Selling Parties shall meet to identify employees of the Selling Parties or any of their Affiliates who are not Business Employees and to whom Buyer and the Selling Parties agree that Buyer may make offers of employment (collectively, the “Additional Employees”). The Selling Parties agree that if any of the Additional Employees are covered by employee benefit plans or programs of Parent or any of its Affiliates other than Seller Plans, the Selling Parties shall provide Buyer with copies of such plans or programs as promptly as practicable after such Additional Employees are identified. Any such offers of employment made by the Buyer to an Additional Employee shall be on at least the same basis as the offers Buyer makes to Business Employees. Promptly following such agreement regarding the Additional Employees, the Selling Parties shall prepare and submit to Buyer a list of the Additional Employees. Buyer or one or more of its Affiliates shall use commercially reasonable efforts to notify Selling Parties of the names of those Business Employees and Additional Employees that accept such employment offers from Buyer or any other Affiliate of Buyer prior to the Closing Date and in no event more than fifteen (15) days after the Closing Date. The Selling Parties and their Affiliates shall not discourage any Business Employee or Additional Employee to whom an offer of employment is made by Buyer or an Affiliate of Buyer from accepting such offer. Business Employees and Additional Employees who accept employment from Buyer and become employees of Buyer or an Affiliate thereof in accordance with the Transition Services Agreement are referred to herein as “Transferred Employees.”

(b) Business Employees who are covered by the PACE Collective Bargaining Agreement are identified on Schedule 2.19(g)(i) (the “Represented Employees”). At the time the first Represented Employee becomes a Transferred Employee (the “Represented Employee Transfer Date”), Buyer agrees to (i) comply with all legal requirements that may be applicable as a result of the Transferred Employees who are Represented Employees being represented by any labor organization, (ii) recognize PACE as the exclusive bargaining unit for the Transferred Employees who are Represented Employees and (iii) assume (and otherwise adopt) all rights and obligations of the Selling Parties under the PACE Collective Bargaining Agreement with respect to Transferred Employees who are Represented Employees. Notwithstanding anything herein to the contrary, Buyer shall offer employment, commencing in accordance with the Transition Services Agreement, to all Represented Employees.

(c) Effective as of the Represented Employee Transfer Date, Buyer shall assume the Williams Pipe Line Company Pension Plan for Hourly Employees (the “Pension Plan”). On or as soon as practicable thereafter, the Selling Parties or their applicable Affiliate shall cause the assets of the Pension Plan held under the current master trust to be transferred to a trust established or maintained by the Buyer or one of its Affiliates. Such transfer shall be made within one business day after any valuation date of the current master trust and shall be made in cash, marketable securities or other property acceptable to Buyer. Prior to such transfer of assets, the Selling Parties shall make a contribution to the Pension Plan in an amount necessary to cause the accrued benefit obligations under FASB 87 with respect to the Pension Plan to be fully funded as of the last day of the month immediately preceding the month that includes the Represented Employee Transfer Date using actuarial assumptions and factors used for FASB 87 reporting purposes in the year that includes the Represented Employee Transfer Date, which contribution shall also include the amount necessary to satisfy in full the minimum funding contribution liability for the 2002 plan year and the estimated minimum funding contribution liability for the 2003 plan year, as prorated for the partial 2003 plan year through Represented Employee Transfer Date, whether or not such 2002 and 2003 plan year funding contributions are then due.

(d) The Selling Parties’ shall retain the obligation for providing retiree medical and retiree life benefits to all employees and former employees (including their eligible dependents and beneficiaries) of the Selling Parties and their Affiliates other than Transferred Employees. On or as soon as practicable after the Represented Employee Transfer Date, the Selling Parties shall transfer to Buyer sponsorship of the Voluntary Employee Beneficiary Association (“VEBA”) trust established or maintained for the Represented Employees’ retiree medical, including all assets of such trust.

(e) The Selling Parties’ shall retain the obligation for providing long-term disability benefits to (i) those Represented Employees who, immediately prior to the Represented Employee Transfer Date, are receiving benefits under The Williams Companies, Inc. Long-Term Disability Plan (but the parties hereto agree that such retained obligation shall not include the obligation under the Pension Plan in respect of such totally disabled persons to continue to accrue benefits, which obligation is to be assumed by Buyer as of the Represented Employee Transfer Date under Section 4.3(c) above) and (ii) those Represented Employees who become totally disabled on or after the Represented Employee Transfer Date as a result of an injury or illness occurring prior to the Represented Employee Transfer Date.

(f) Transferred Employees shall participate in employee benefit plans and programs of the Buyer, which shall provide benefits that are substantially comparable, in the aggregate, to industry standards for similarly situated employees located in the same geographic region, as determined in good faith by Buyer, and that, subject to the terms of the PACE Collective Bargaining Agreement and Section 4.3(r), shall cover each Transferred Employee effective as of the date each such employee becomes a Transferred Employee (each such date, an “Employee Transfer Date”).

(g) Each Transferred Employee shall, without duplication of benefits, be given credit for all service with Selling Parties or their Affiliates prior to the Employee Transfer Date, using the same methodology used by such parties as of immediately prior to such date for crediting service and determining levels of benefits under the Seller Plans, (i) under all employee benefit plans, programs and arrangements maintained by or contributed to by the Buyer in which a Transferred Employee becomes a participant for purposes of eligibility to participate, vesting and determination of level of benefits (excluding, however, benefit accrual under any defined benefit plans), and (ii) for purposes of calculating the amount of each Transferred Employee’s severance benefits, if any.

(h) With respect to the plan year during which an Employee Transfer Date occurs, Buyer will (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any medical, dental and life insurance benefit plans that such employees may be eligible to participate in after his or her Employee Transfer Date, other than limitations or waiting periods that are already in effect with respect to such employee and that have not been satisfied as of his or her Employee Transfer Date under any welfare plan maintained for the Transferred Employee immediately prior to his or her Employee Transfer Date, and (ii) provide each Transferred Employee with credit for any co-payments and deductibles paid prior to his or her Employee Transfer Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employee is eligible to participate in after his or her Employee Transfer Date.

(i) Effective as of each Employee Transfer Date, each Transferred Employee shall become fully vested in his or her account balances in any defined contribution or 401(k) Plan maintained by the Selling Parties or their Affiliates on behalf of such Transferred Employee (the “Seller Savings Plan”) and distributions of such account balances shall be made available to each such Transferred Employee as soon as practicable following his or her Employee Transfer Date, in accordance with the provisions of the Seller Savings Plan and applicable law. Participants shall be permitted to elect rollovers of such accounts (excluding after-tax amounts) in cash to a defined contribution or 401(k) Plan maintained by Buyer (the “Buyer Savings Plan”). Pending such distribution or rollover, the Seller Savings Plan shall permit each Transferred Employee with a loan outstanding under the Seller Savings Plan to continue to be able to repay such loan. Notwithstanding the foregoing, if requested by Buyer and at Buyer’s sole cost, the Selling Parties shall cause a spinoff of the accounts of the Transferred Employees to a Buyer 401(k) plan on such terms as reasonably requested by Buyer.

(j) As of the occurrence of the first Employee Transfer Date, Buyer shall have in effect flexible spending reimbursement accounts under a cafeteria plan qualifying under Section 125 of the Code (the “Buyer 125 Plan”) that provides benefits to the Transferred Employees that are substantially identical in all material respects to those provided by the flexible spending reimbursement accounts under the cafeteria plan in which the Transferred Employees are eligible to participate immediately prior to such date (the “Seller 125 Plan”). Buyer agrees to cause the Buyer 125 Plan to accept a spin-off of the flexible spending reimbursement accounts from the Seller 125 Plan and to honor and continue through the end of the calendar year in which an Employee Transfer Date occurs the elections made by each Transferred Employee under the Seller 125 Plan in respect of the flexible spending reimbursement accounts that are in effect immediately prior to the Employee Transfer Date. As soon as practicable following an Employee Transfer Date, the Selling Parties shall cause to be transferred to Buyer an amount in cash equal to the excess of the aggregate accumulated contributions to the flexible spending reimbursement accounts made during the year in which an Employee Transfer Date occurs by the applicable Transferred Employee over the aggregate reimbursement payouts made for such year from such accounts to such Transferred Employee. If the aggregate reimbursement payouts from the flexible reimbursement accounts made during the year in which an Employee Transfer Date occurs made to the applicable Transferred Employee exceed the aggregate accumulated contributions to such accounts for such year by the applicable Transferred Employee, Buyer shall cause such excess to be transferred to the Selling Parties as soon as practicable following the applicable Employee Transfer Date. On and after an Employee Transfer Date, Buyer shall assume and be solely responsible for all claims by the applicable Transferred Employee under the Seller 125 Plan, whether incurred prior to, on or after the applicable Employee Transfer Date, that have not been paid in full as of the applicable Employee Transfer Date.

(k) Buyer and the Selling Parties agree to cooperate as necessary to effectuate the provisions of this Section 4.3 and to ensure an orderly transition of benefits coverage with respect to the Transferred Employees from the Seller Plans to Buyer’s plans.

(l) Buyer shall assume all paid-time-off obligations of the Selling Parties and their Affiliates with respect to each Transferred Employee, and each Transferred Employee shall, without duplication of benefits, be given credit for all accrued but unused paid-time-off under Selling Parties or their Affiliate’s paid-time-off program as of such Transferred Employee’s Employee Transfer Date, using the same methodology used by the Selling Parties or their Affiliates immediately prior to such Employee Transfer Date for crediting service and determining the amount of such paid-time-off benefits. Buyer shall also assume the full obligation to pay all or any portion of any bonus or incentive plan benefit for the years 2002 and 2003, to the extent unpaid as of an Employee Transfer Date, with respect to any Transferred Employee; provided, however, the Selling Parties will promptly reimburse Buyer for (i) any portion of any bonus paid after the applicable Employee Transfer Date for the year 2002, to the extent that the bonus so paid does not exceed the unpaid portion of the bonus declared for such period in respect of such Transferred Employee and (ii) for the allocable portion of any bonus paid after the applicable Employee Transfer Date for the year 2003 to the extent such bonus is included in general and administrative expenses of the Partnership and not in operating and maintenance expenses, such allocable portion to be equal to the product of (A) a fraction, of which (I) the numerator is the number of days in the period from and including January 1, 2003 to but excluding the Closing Date, and (II) the denominator is 365, times (B) the amount of such bonus included in general and administrative expenses of the Partnership that is so paid for the year 2003 to such Transferred Employee, provided, that in no event shall the amount used in this subclause (B) exceed the 2003 target bonus amount established by Parent for such Transferred Employee.

(m) If Buyer terminates the employment of a Transferred Employee at any time between his or her Employee Transfer Date and the first anniversary of such date for a reason other than cause, but excluding any termination in which such employee is offered substantially comparable continued employment by another Person, Buyer shall provide such Transferred Employee who is not a Represented Employee with a severance benefit equal to the greater of (i) the benefit provided under Buyer’s severance plan or program and (ii) a sum equal to two weeks of pay for every year of service with a minimum of six weeks and a maximum of fifty-two weeks total severance benefit.

(n) For a period of one year after the Closing Date:

(i) except as contemplated by the Transition Services Agreement, neither Buyer nor any of its Affiliates shall, directly or indirectly, (A) induce any employee of any of the Selling Parties or their Affiliates (other than the Transferred Employees) to leave the employ of any such Selling Party or Affiliate thereof or (B) employ or otherwise engage as an employee, independent contractor or otherwise any such employee, except that Buyer and its Affiliates shall not be precluded from hiring any such employee who (y) initiates discussions regarding such employment without any direct or indirect solicitation by Buyer or its Affiliates or (z) responds to any public advertisement placed by Buyer or its Affiliates; and

(ii) neither the Selling Parties nor any of their Affiliates shall, directly or indirectly, (A) induce any of the Transferred Employees to leave the employ of any Partnership Entity or Buyer or any of its Affiliates or (B) employ or otherwise engage as an employee, independent contractor or otherwise any such Transferred Employee, except that the Selling Parties and their Affiliates shall not be precluded from hiring any such employee who (y) initiates discussions regarding such employment without any direct or indirect solicitation by the Selling Parties or their Affiliates or (z) responds to any public advertisement placed by the Selling Parties or their Affiliates.

(o) Effective as of each Employee Transfer Date, the applicable Transferred Employee who is not a Represented Employee shall become fully vested in his or her accrued benefits under The Williams Companies, Inc. Pension Plan maintained by the Selling Parties or their Affiliates.

(p) The Selling Parties shall bear the full and sole responsibility and liability for providing any notice to the Selling Parties’ or Parent’s employees which may be required pursuant to the Federal Working Adjustment and Retraining Notification Act of 1988 (“WARN”) or any similar applicable law for any employment loss which occurs in connection with this transaction and shall hold Buyer and its Affiliates (including the Partnership Entities) harmless from and against any and all losses associated with or related to the Selling Parties failure to comply with WARN or any similar law with respect to such employees. Notwithstanding the foregoing, to the extent that WARN liability on the part of the Selling Parties or Parent is triggered with respect to a Business Employee due to Buyer or one or more of its Affiliates terminating the employment of one or more Transferred Employees after the applicable Employee Transfer Date, then any WARN liability that otherwise would be attributed to the Selling Parties or Parent with respect to a Business Employee shall instead be the sole responsibility of the Buyer.

(q) Notwithstanding anything in this Agreement to the contrary, Buyer and its Affiliates (including the Partnership Entities) are not assuming any obligation or liability of the Selling Parties or any of their Affiliates, including any Seller Plan, or any liability thereunder, to any Transferred Employee or other Person except to the extent such liability or obligation is specifically assumed pursuant to this Section 4.3.

(r) Nothing in this Section 4.3 shall prevent Buyer or an Affiliate thereof from amending or terminating, in its sole discretion, any employee benefit plan of Buyer or an Affiliate thereof at any time following the Closing, subject to the provisions of the PACE Collective Bargaining Agreement and Section 4.3(m) above; provided, however, that Buyer agrees to indemnify and protect the Seller Indemnified Parties for any liability they may have as a result of amending or terminating any employee benefit plan of Buyer or an Affiliate thereof following the Closing.

SECTION 4.4. Consents and Approvals.

(a) On or as promptly as practicable after the date hereof, the Selling Parties shall cause Parent to deliver notice (a copy of which will be furnished to Buyer) to the Federal Trade Commission, as required under that certain order, dated June 17, 1998, to which Parent is subject (the “Consent Decree”). The Selling Parties and Buyer shall each use all commercially reasonable efforts to obtain, and in the case of the Selling Parties, cause Parent and the Partnership Entities to obtain, all necessary consents, waivers, authorizations and approvals of all Governmental Authorities and of all other Persons required in connection with the execution, delivery and performance by such party of this Agreement and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders, and approvals, giving such notices, and making such filings. If the parties agree that a filing is required, each party shall (i) file or cause to be filed, as promptly as practicable (and in any event within five (5) business days after the execution and delivery of this Agreement), with the Federal Trade Commission and the United States Department of Justice, all reports and other documents required to be filed by such party under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) concerning the transactions contemplated hereby and (ii) promptly comply with or cause to be complied with any requests by the Federal Trade Commission or the United States Department of Justice for additional information concerning such transactions, in each case so that the waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall expire as soon as practicable after the execution and delivery of this Agreement. Each party agrees to request, and to cooperate with the other party in requesting, early termination of any applicable waiting period under the HSR Act. The costs of any filing fees required in connection with any HSR filing shall be borne equally between Buyer, on the on hand, and the Selling Parties, on the other hand; provided, however, that any and all costs and expenses otherwise incurred by any of the parties in connection with obtaining any necessary consents, waivers, authorizations and approvals hereunder shall be borne solely by the party required to obtain or deliver such consents, waivers, authorizations and approvals; provided, further, any and all costs and expenses incurred by any of the parties in connection with obtaining the waivers, consents and amendments referred to in Section 5.13 hereunder shall be borne by the Selling Parties.

(b) Without limiting the generality of the parties’ undertakings pursuant to Section 4.6, the parties shall:

(i) use commercially reasonable efforts to prevent the entry in a judicial or administrative proceeding brought under any antitrust law by the Federal Trade Commission, the United States Department of Justice or any other party of a permanent or preliminary injunction or other order that would make consummation of the transactions contemplated by this Agreement unlawful or that would prevent or delay such consummation;

(ii) take promptly, in the event that such an injunction or order has been issued in such a proceeding, any and all reasonable steps, including the appeal thereof and the posting of a bond necessary to vacate, modify, or suspend such injunction or order, so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement; and

(iii) not take a position or agree to a settlement that will or would reasonably be expected to have a material adverse effect on the Buyer or a material adverse effect on the Selling Parties or otherwise prejudice the Buyer’s or the Selling Parties’ intent with respect to the transactions contemplated hereby.

(c) If the transfer of any instrument, contract, license, lease, permit, or other document to Buyer hereunder shall require the consent of any party thereto other than the Selling Parties, Parent or the Old Company, then this Agreement shall not constitute an agreement to assign the same, and such item shall not be assigned to or assumed by Buyer, if an actual or attempted assignment thereof would constitute a breach thereof or default thereunder. In such case, the parties shall cooperate and each shall use commercially reasonable efforts to obtain such consents of such other parties to the extent required and, if and when any such consents are obtained, to transfer the applicable instrument, contract, license, lease, permit, or other document. If any such consent cannot be obtained, the Selling Parties shall cooperate in any reasonable arrangement designed to obtain for Buyer all benefits, privileges and obligations of the applicable instrument, contract, license, lease, permit, or document, including, without limitation, possession, use, risk of loss, potential for gain and dominion, control and demand.

(d) During the term of this Agreement and prior to the Closing, Buyer will negotiate in good faith and use its commercially reasonable efforts to finalize the terms and conditions of the debt financing described in Section 3.5, including without limitation, the execution and delivery of definitive agreements for same containing terms and conditions to funding that are consistent in all material respects with the commitment therefor referenced in Section 3.5, so that Buyer will have the immediately available funds to pay the First Payment of the Purchase Price at Closing; provided, however, Buyer (or its Affiliates) shall not be required to make any representation in such definitive agreements relating to the Partnership Entities that it is not true. Buyer will notify the Selling Parties, upon request, of the status of the negotiations for the debt financing described in Section 3.5.

SECTION 4.5. Further Assurances.

Upon the request of Buyer at any time on or after the Closing Date, each of the Selling Parties will promptly execute and deliver, or cause Parent to execute and deliver, such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as Buyer or its counsel may reasonably request in order to perfect title of Buyer and its successors and assigns to the Securities or otherwise to effectuate the purposes of this Agreement.

SECTION 4.6. Commercially Reasonable Efforts.

Upon the terms and subject to the conditions of this Agreement, each of the parties hereto will use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby. Without limiting the generality of the foregoing, upon the reasonable request of Buyer from time to time, the Selling Parties shall use their commercially reasonable efforts to assist Buyer in meeting the condition referred to in Section 5.9.

SECTION 4.7. Notice of Breach.

Each party shall promptly give to the other parties written notice with particularity upon having knowledge of any matter that would constitute a breach by such party of any representation, warranty, agreement or covenant of such party contained in this Agreement, including, without limitation, the Selling Parties’ representations in Article II. The Selling Parties shall have the obligation prior to the Closing to supplement the Disclosure Schedule in a prompt manner with respect to any matter that would have been required to be set forth on or described in such Disclosure Schedule (a “Disclosure Schedule Update”). Any such supplemental disclosure (i) will not be deemed to have been disclosed as of the date of this Agreement for purposes of determining whether the conditions set forth in Article V have been satisfied (unless such supplemental disclosure relates to an update made in response to Section 2.21(a)(vii)), and (ii) shall not be deemed to have cured any breach of representation, warranty, covenant or agreement relating to the matters set forth in such update for purposes of indemnification pursuant to Article VIII, unless such supplemental disclosure relates to an update to Schedule 2.25 hereto by reason of an action taken by a customer or shipper after the date hereof, in which case a breach of the representation in Section 2.25 shall not be deemed to have occurred for purposes of indemnification pursuant to Article VIII.

SECTION 4.8. Confidential Information.

(a) For two (2) years after the Closing, the Selling Parties and their Affiliates shall not, directly or indirectly, disclose to any Person any information not in the public domain or generally known in the industry, in any form, whether acquired prior to or after the Closing Date, relating to the business and operations of the Partnership Entities; provided, however, that any such confidential information received, obtained or created in the course of defending any claim or action under Article VIII hereof shall not be disclosed for a period of two (2) years following the resolution of such claim or action. Notwithstanding the foregoing, the Selling Parties may disclose any information relating to the business and operations of the Partnership Entities (i) if required by law or applicable stock exchange rule, and (ii) to such other Persons if, at the time such information is provided, such Person is already in the possession of such information.

(b) Except as consented to by Buyer in writing, none of the Selling Parties and their Affiliates shall release any Person from any Bidder Confidentiality Agreement (as defined below) now existing with respect to the Securities or Partnership Entities or waive or amend any provision thereof. After the Closing Date, the Selling Parties shall use commercially reasonable efforts to have all confidential information either returned to the Selling Parties or destroyed. Furthermore, if any parties to the Bidder Confidentiality Agreements breach the terms of their respective agreement, upon the request of Buyer, the Selling Parties and Parent shall cooperate with Buyer to enforce the terms of such Bidder Confidentiality Agreements at Buyer’s cost and expense. The term “Bidder Confidentiality Agreements” shall mean the confidentiality agreements between any of Parent, the Selling Parties or any of their Affiliates or advisors and prospective purchasers (other than Buyer or its Affiliates) of the Securities.

SECTION 4.9. Tax Covenants.

(a) The Selling Parties shall cause the Partnership Entities to prepare and file all Tax Returns relating to any of the Partnership Entities with the appropriate federal, state, local and foreign governmental agencies and cause the Partnership Entities to pay the Taxes shown to be due thereon, for which Tax Returns are due and Taxes are payable prior to the Closing Date. For periods ending on or prior to the Closing Date, but for which Tax Returns are not due and Taxes are not payable as of the Closing Date, (i) the Selling Parties shall prepare and submit to Buyer for review, signature, and filing all such Tax Returns required to be filed by the New Company, and, at such time, the Selling Parties shall pay to the Buyer the Taxes shown to be due thereon, and (ii) the Buyer shall cause the Partnership Entities (other than the New Company) to prepare and file all Tax Returns and cause the Partnership Entities to pay the Taxes shown to be due thereon.

(b) Buyer shall cause the Partnership Entities to prepare all Tax Returns relating to the Partnership Entities for periods beginning on or before the Closing Date and ending after the Closing Date. With respect to any such Tax Return relating to the New Company, Buyer shall determine (by an interim closing of the books as of the Closing Date except for ad valorem and property taxes owed or owing by the New Company, which shall be prorated on a daily basis) the Tax that would have been due with respect to the period covered by such Tax Return if such taxable period ended on and included the Closing Date (the “Pre-Closing Tax”). Not later than 30 days prior to the due date of each such Tax Return, Buyer shall deliver a copy of such Tax Return to the Selling Parties together with a statement of the excess, if any, of the Pre-Closing Tax over the amount set up as a liability for such Tax on the financial statements of the New Company. Buyer shall make or cause to be made such changes in such Tax Returns or the statement of excess, if any, as the Selling Parties may reasonably request, which changes shall be subject to Buyer’s approval, which shall not be unreasonably withheld. Not later than five days prior to the due date of such Tax Return, the Selling Parties shall pay to Buyer the amount of such excess. Upon receipt thereof, Buyer shall file or cause to be filed such Tax Return and shall pay all Taxes shown to be due thereon.

(c) The Selling Parties will cause any tax sharing agreement or similar arrangement with respect to Taxes involving any of the Partnership Entities to be terminated effective as of the Closing Date, to the extent any such agreement or arrangement relates to any such entity, and after the Closing Date none of the Partnership Entities shall have any obligation under any such agreement or arrangement for any past, present or future period.

(d) All excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, together with any interest,

additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting directly from the transactions contemplated by this Agreement (the “Transfer Taxes”), shall be borne by the Selling Parties. Notwithstanding anything to the contrary in this Section 4.9, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local law for filing such Tax Returns, and such party will use commercially reasonable efforts to provide such Tax Returns to the other party at least ten days prior to the due date for such Tax Returns.

(e) Notwithstanding anything to the contrary contained herein, any franchise Tax paid or payable with respect to any of the Partnership Entities shall be allocated to the taxable period during which the right to do business is obtained by the payment of the franchise Tax.

SECTION 4.10. Insurance, Bonds and Collateral.

(a) Buyer shall use its commercially reasonable efforts to take, or cause the Partnership Entities to take, such actions as may be necessary or appropriate so that all surety bonds, letters of credit, and cash collateral issued in respect of any of the Partnership Entities and listed on Schedule 4.10(a) (collectively, the “Bonds”) are replaced as soon as practicable and in no event later than 60 days after the Closing Date. Buyer shall indemnify, defend and hold harmless the Selling Parties and their Affiliates for any and all Losses (in each case without deduction or set off) incurred on account of such Bonds after the Closing Date.

(b) Notwithstanding the termination of coverage on the Closing Date (or May 1, 2003, in the case of excess liability policies of the Parent Policies) for each of the Partnership Entities under the Parent Policies described in Section 2.20(b), the Selling Parties shall take or cause the Parent to take appropriate action to ensure that upon and after the Closing (i) each of the Partnership Entities shall continue to be covered by such Parent Policies for claims relating to or arising from events or occurrences happening prior to such termination of coverage and, with respect to “claims made” policies, which are reported prior to such termination of coverage, to the same extent as each such entity was covered prior to Closing under each of such Parent Policies, and (ii) each of the Partnership Entities is named as an insured or additional insured party under such Parent Policies in respect of such claims. After the Closing Date, the Selling Parties or Parent shall continue to manage the claims described in the immediately preceding sentence and shall be responsible for all costs on account of such claims, including but not limited to deductibles and retention and third-party administration charges. For a period of five years after the Closing Date, the Selling Parties shall provide or cause Parent to provide the Buyer, as reasonably requested by the Buyer, historical insurance carrier loss-runs and internally administered loss-runs in respect of the Partnership Entities.

(c) Without limiting the generality of Section 4.10(b), after the Closing Date, Parent or its Affiliates (other than the Partnership Entities) shall continue to manage all workers’ compensation claims of all Transferred Employees that are known and reported on or prior to the Closing Date, or that are covered under the workers compensation policy provided by the Parent. The Selling Parties shall be responsible for all costs on account of such claims, including but not limited to deductibles and third party administrator charges.

SECTION 4.11. Information Technology.

(a) ATLAS Contribution and License Back Agreement. The Selling Parties shall, or shall cause one or more of their Affiliates to, assign and transfer, at or immediately prior to Closing, all right, title and interest to the ATLAS 2000 System, any additional software related thereto and any computer hardware associated therewith to the Partnership Entity or Partnership Entities, as the case may be, designated by the Buyer pursuant to an Assignment, Contribution and License Agreement, in substantially the form attached hereto as Exhibit 1.2(a)(iv)(3) (the “ATLAS Assignment, Contribution and License Agreement”). The ATLAS Assignment, Contribution and License Agreement shall provide for, among other things, Buyer to cause the applicable Partnership Entity or Entities to grant WES a license, which WES may sublicense to Williams Bio-Energy LLC, to use, copy, modify, enhance and upgrade the ATLAS 2000 System to support any business owned or operated by Williams Bio-Energy LLC for so long as Williams Bio-Energy LLC continues to use the ATLAS 2000 System.

(b) IT Migration Team and Migration Assets. The parties shall each designate up to three (3) representatives to a migration team (“IT Migration Team”) that shall be responsible for determining the software and computer hardware (“IT Assets”) that will be necessary for Buyer to continue operations of the Partnership Entities in substantially as efficient a manner in which such operations are conducted by the Partnership Entities as of the Closing Date, taking into account, as appropriate, the impact on such items as may be necessary in light of the reduced size and scale of Buyer and the Partnership Entities immediately after the Closing as compared to the size and scale (and corresponding needs) of Parent and its Affiliates (including the Partnership Entities) immediately before the Closing. The IT Migration Team shall identify (i) those certain IT Assets to be transferred or assigned to the Partnership Entities by the Selling Parties or their Affiliates (which IT Assets shall include, subject to the approval of the Partnership Entities, all computer hardware that is not wholly owned by any of the Partnership Entities, but that is owned by Parent or any of its Affiliates, and that is (A) not required for the on-going business of Parent and its subsidiaries (other than the Partnership Entities) and (B) is used more than 50% of the time or for the benefit of Transferred Employees) (the “Transferred Assets”) and (ii) those certain IT Assets to be purchased, leased or licensed by or for the benefit of the Partnership Entities as a substitute for IT Assets retained by the Selling Parties or their Affiliates, subject to the parameters set forth in the immediately preceding sentence (the “Substituted Assets,” and collectively with Transferred Assets, the “Migration Assets”); provided, however, the Selling Parties shall retain the sole discretion as to whether any IT Asset owned, licensed or leased by the Selling Parties or their Affiliates is transferred or assigned to the Partnership Entities as a Transferred Asset, including without limitation the IT Assets listed on Schedule 2.13(b).

(c) Dispute Resolution. If the Selling Parties and Buyer are unable to agree as to whether one or more IT Assets are to be included among the Substituted Assets (or the terms of the purchase, lease or license of such assets), the parties will compile a list of such disputed IT Assets (the “Dispute List”). The Dispute List will, in the case of each category of disputed IT Asset, set forth the Selling Parties’ choice and Buyer’s choice of IT Asset to be deemed a Substituted Asset and the terms of the purchase, lease or license of such assets. The parties will refer the dispute to a technology consultant of nationally recognized standing (the “Technology Consultant”) to be selected in the following manner: the Selling Parties will select three (3)

candidates and deliver a written notice containing the names of such candidates to Buyer, and within five (5) days of receiving such notice, Buyer will select one of such three candidates to serve as the Technology Consultant. The Technology Consultant may not be otherwise engaged by the Selling Parties or Buyer, or their respective Affiliates, in connection with the transactions contemplated under this Agreement and the Transaction Documents and shall not have performed any material services on behalf of the Selling Parties or Buyer, or their respective Affiliates, during the five (5) years immediately preceding the date of this Agreement. Upon selection, the Technology Consultant shall immediately be engaged by the parties, with costs and expenses of the Technology Consultant to be borne equally be the Selling Parties, on the one hand, and Buyer, on the other hand. For a period of ten (10) days following the engagement of the Technology Consultant, the Selling Parties and Buyer shall be entitled to furnish the Technology Consultant with such supporting documentation as they deem reasonable to support their respective positions with respect any or all of the IT Assets on the Dispute List. The Technology Consultant shall resolve the dispute, with respect to each category of disputed IT Asset on the Dispute List, by choosing either the Selling Parties’ or Buyer’s choice of IT Asset (and either Selling Parties’ or Buyers’ terms of the purchase, lease or license of such assets), and the decision of the Technology Consultant shall be final and binding on the Selling Parties and Buyer. The Technology Consultant shall resolve the dispute with respect to each category of IT Asset on the Dispute List within thirty (30) days after the engagement of the Technology Consultant.

(d) IT Migration Plan. The IT Migration Team shall also be responsible for developing a detailed plan that will include timetables for and estimated costs of the transfer, assignment, purchase, lease or license, as the case may be, of the Migration Assets (the “IT Migration Plan”). The IT Migration Plan shall provide, among other things, that if requested by Buyer, the Selling Parties or their Affiliates will use commercially reasonable efforts to obtain for Buyer, on commercially reasonable terms, such Substituted Assets as requested, subject to Section 4.11(c) above. The Migration Team shall use commercially reasonable efforts to complete the development of the IT Migration Plan prior to the Closing Date and, in any event, shall complete the IT Migration Plan by no later than fifteen (15) days after the Closing Date. The time from such date through completion of the implementation of the IT Migration Plan shall be stated therein and shall be referred to as the “IT Migration Period.” It is understood by the parties hereto that the IT Migration Plan will be subject to mutual revision, agreement for which shall not be unreasonably withheld by either party, during the IT Migration Period. Upon completion of the IT Migration Plan, the Selling Parties shall promptly thereafter transfer the Transferred Assets to Buyer, or the Partnership Entities designated by Buyer.

(e) Costs.

(i) Costs Relating to Preparation of IT Migration Plan. All costs related to the Selling Parties’ and their Affiliates’ employees and contractors involved in the preparation of the IT Migration Plan shall be borne by the Selling Parties, and all costs related to Buyer’s employees and contractors involved in the preparation of the IT Migration Plan shall be borne by Buyer. Costs incurred by Buyer pursuant to this Section 4.11(e)(i) shall not be subject to the Expense Limit (as defined in Section 4.15).

(ii) Costs Relating to Implementation of IT Migration Plan. All costs related to the implementation of the IT Migration Plan, including without limitation the transfer and assignment of Transferred Assets and purchase, lease or license of Substituted Assets, as the case may be (and including the cost of time, labor and expenses of employees of the Selling Parties and their Affiliates in connection therewith) (collectively, “Implementation Costs”), shall be borne by the Buyer, subject in the case of this Section 4.11(e)(ii) to the Expense Limit. The Implementation Costs also shall include, without limitation, the following costs and expenses: (i) all cost associated with the transfer of leases or licenses relating to Transferred Assets, (ii) any excess costs or fees associated with any of the Selling Parties or their Affiliates being deemed to be a service bureau by a vendor of such Migration Assets, (iii) costs relating to the conversion and loading of data, and (iv) costs relating to the integration of the Migration Assets into the Partnership Entities’ information technology systems.

(iii) Costs Relating to Transition Services. All costs and expenses associated with ongoing maintenance and support services provided by the Selling Parties or their Affiliates with respect to the Migration Assets, whether provided under the Transition Services Agreement (other than Implementation Costs) or otherwise, shall not be subject to the Expense Limit.

(f) Miscellaneous. In the case of Transferred Assets (including software and computer hardware associated with the ATLAS 2000 System) that are (i) leased by the Selling Parties or their Affiliates, such leases shall be transferred to Buyer, and upon such transfer, Buyer shall assume full responsibility for such leases, and (ii) assigned to any of the Partnership Entities, including license and contract rights, the Selling Parties shall secure any consents necessary for such assignments. If Buyer elects to obtain its own leases or licenses for Substituted Assets without the assistance of the Selling Parties, Buyer shall upon the request of the Selling Parties submit to them documentation showing proper licensing prior to the end of the IT Migration Period

SECTION 4.12. Software License.

With respect to any Licensed Software that is included in the Transferred Assets (the “Transferred Licensed Software”), the Selling Parties, for themselves and on behalf of their Affiliates, shall, in accordance with Section 4.11(d), grant to the Partnership Entities and the Buyer and its Affiliates, a worldwide nonexclusive royalty-free, perpetual license, with the right to assign and sublicense only to such Affiliates, to use, copy, modify, enhance, and upgrade, solely for their internal business purposes and not as a service bureau, the Transferred Licensed Software, except as not permitted pursuant to any license relating thereto. Any copies of the Transferred Licensed Software and any documentation related thereto must contain all copyright and other intellectual property rights notices included thereon at the time of Closing. The Partnership Entities and Buyer shall not be entitled to receive and Selling Parties and their Affiliates shall have no obligation to provide any modifications, enhancements, or upgrades made to the Transferred Licensed Software developed subsequent to the date of transfer of such Licensed Transferred Software to the Buyer or the Partnership Entities. To the extent that they possess such, the Selling Parties and their Affiliates shall provide copies to Buyer and the Partnership Entities of the source code for all Transferred Licensed Software. Ownership of all intellectual property rights in the Transferred Licensed Software remains with Selling Parties and their Affiliates; provided, following the date of transfer to Buyer and the Partnership Entities, the intellectual property rights to any modifications, enhancements and upgrades to the Transferred Licensed Software will be owned by the party making such modifications, enhancements and upgrades and there shall be no right for any party to disclose such to any other party. The Partnership Entities and Buyer shall not take any action that is materially inconsistent with the Selling Parties’ and their Affiliates’ rights in the Transferred Licensed Software. Except as otherwise expressly provided in this section, the Transferred Licensed Software and any related documentation are provided on an “as is” basis, and the Selling Parties and their Affiliates hereby expressly disclaim any implied warranty of merchantability or fitness for a particular purpose. The Selling Parties and their Affiliates do not warrant that the Transferred Licensed Software or documentation are error-free or that the Partnership Entities’ or Buyer’s use thereof will be uninterrupted. Buyer shall have the right to transfer its rights as granted herein to a third party only upon the sale or transfer of all or substantially all of the Securities or the assets of the Partnership Entities or a majority of the New LLC Interests to such third party, except to the extent any such transfer is not permitted pursuant to any license relating thereto. All rights with respect to Transferred Licensed Software not expressly granted to Buyer in this Section 4.12 are retained by the Selling Parties and their Affiliates.

SECTION 4.13. Non-software Copyright License.

Effective upon the Closing Date, the Selling Parties, for themselves and on behalf of their Affiliates, hereby grant to the Partnership Entities, Buyer and its Affiliates, a nonexclusive royalty-free, perpetual license, without right to sublicense, to use, copy, modify, enhance, and upgrade, solely for their internal business purposes and not as a service bureau, all manuals, user guides, standards and operation procedures and similar documents owned by the Selling Parties and/or their Affiliates and used by the Partnership Entities. All copies of the foregoing must reproduce and include all copyright and other intellectual property rights notices as such appear on such items at the time of Closing or as specifically provided with respect to any such item by the Selling Parties. All rights with respect to such items not expressly granted to Buyer in this Section 4.13 are retained by the Selling Parties and their Affiliates.

SECTION 4.14. Transitional Trademark License; Legal Names.

(a) Effective upon the Closing Date, the Selling Parties and their Affiliates, hereby grant to the Partnership Entities, Buyer and its Affiliates a nonexclusive, nontransferable, royalty-free license, without right to sublicense, to use, solely in the Partnership Entities’ businesses as they have been conducted since February 9, 2001 and as they are presently conducted, any and all trademarks, service marks, trade names, trade dress and domain names owned by the Selling Parties and their Affiliates solely to the extent appearing on existing inventory, advertising materials and property of the Partnership Entities (such as signage, vehicles, and equipment) (collectively “Sellers’ Marks”) for a period of nine (9) months from the Closing Date (“License Period”). The Buyer and the Partnership Entities may use such existing inventory, advertising materials and property during the License Period, but shall not create new inventory, advertising materials or property using Sellers’ Marks. Buyer and the Partnership Entities shall promptly replace or remove Sellers’ Marks on inventory, advertising materials and other property, provided that all such use shall cease no later than the end of the

License Period. The nature and quality of all uses of Sellers’ Marks by Buyer and the Partnership Entities shall conform to the nature and quality of the uses of Sellers’ Marks by the Selling Parties, Parent and the Partnership Entities as of the date hereof. Immediately upon expiration of the License Period, the Buyer and the Partnership Entities shall cease all further use of Sellers’ Marks and shall adopt new trademarks, service marks, and trade names that are not confusingly similar to Sellers’ Marks. All rights not expressly granted in this Section 4.14 with respect to Sellers’ Marks are hereby reserved. In the event Buyer or any of the Partnership Entities breaches the provisions of this Section 4.14 and such breach is not cured (or reasonable steps taken to prevent its reoccurrence for such breaches that cannot be cured) within fifteen (15) business days after receipt by Buyer or such Partnership Entity of written notice of such breach, the Selling Parties may immediately terminate the License Period upon fifteen (15) days written notice.

(b) No later than ninety (90) days following the Closing Date, Buyer shall have caused each of the Partnership Entities listed on Schedule 4.14 hereof to change its legal name so that there is no longer any reference therein to the name “Williams” or any variation, derivation or abbreviation thereof, and in connection therewith, Buyer shall cause each such Partnership Entity to make all necessary filings of certificates with the Secretary of State of the State of Delaware and to otherwise amend its Organizational Documents by such date.

SECTION 4.15. Maximum Amount of Certain of Buyer’s Costs and Expenses.

Notwithstanding any other provision of this Agreement, all (i) Implementation Costs and (ii) one-time costs and capital expenditures related to (A) the transition, transfer or conveyance of assets, operations or employees from the Selling Parties or Parent to the Buyer or the Partnership Entities or (B) the changing of the names of the Partnership Entities (up to a maximum amount of $650,000 plus reasonable legal expenses and filing fees in the case of this clause (B)), in excess in the aggregate of $5,000,000 (the “Expense Limit”) incurred by Buyer or the Partnership Entities that would otherwise be borne by Buyer or the Partnership Entities (without reimbursement) shall instead be borne by the Selling Parties or promptly reimbursed by the Selling Parties to Buyer or the Partnership Entities; provided, however, that the Expense Limit shall only apply to costs, expenses and capital expenditures incurred by Buyer or the Partnership Entities within twelve (12) months of the Closing Date. Other than the costs, expenses and capital expenditures referred to in the immediately preceding sentence, all costs, expenses and capital expenditures incurred by Buyer or the Partnership Entities in connection with consummation of the transactions contemplated in this Agreement and the Transaction Documents shall not be included in the Expense Limit nor be subject of any obligation of the Selling Parties or any of their Affiliates to pay or reimburse such costs, expenses and capital expenditures, including if applicable the cost and expense of relocating Transferred Employees, property or assets from the One Williams Center building in Tulsa, Oklahoma, except pursuant to the Transition Services Agreement or as otherwise agreed to by the parties.

SECTION 4.16. Office Lease; Office Furniture and Equipment; Office Supplies.

Buyer and the Selling Parties shall negotiate in good faith to enter into a lease, as soon as reasonably practicable following the Closing Date, between the Selling Parties or an Affiliate, as lessor, and Buyer or a Partnership Entity, as lessee, for a term of not less than five (5) years and at a rate comparable to that for similar unfurnished commercial space in Tulsa, Oklahoma, subject to the immediately succeeding sentence, to provide the office space at One Williams Center in Tulsa, Oklahoma, currently occupied by the Transferred Employees and the IT Assets transferred to Buyer or the Partnership Entities under the IT Migration Plan or such other or additional space in One Williams Center as may be mutually agreed upon. The lease will also provide for Williams to provide PBX services to Buyer and the Partnership Entities for the term of such lease, at a cost that is agreed upon by the parties and will be incorporated into such lease. At such time as Buyer and the Partnership Entities relocate from the One Williams Center building in Tulsa, Oklahoma, Williams agrees to purchase on behalf of Buyer and the Partnership Entities a system sufficient to provide PBX services to Buyer and the Partnership Entities in their new location. Upon the execution and delivery of such lease, the Selling Parties will transfer, without additional consideration, to the Partnership Entities (i) the material office furniture and equipment owned by the Selling Parties or their Affiliates and currently used by the Transferred Employees (at One Williams Center in Tulsa, Oklahoma) and (ii) office supplies of the type currently used by such Transferred Employees in a quantity sufficient to last for approximately ninety (90) days assuming customary usage in accordance with past practices. Effective as of the Closing, regardless of the execution of such lease, the Selling Parties hereby transfer, without additional consideration, to the Partnership Entities all office furniture owned by the Selling Parties or their Affiliates that is currently used by the Transferred Employees or the Partnership Entities at locations other than One Williams Center in Tulsa, Oklahoma.

SECTION 4.17. No Solicitation; Termination of Discussions.

(a) From and after the date hereof, none of the Selling Parties nor their Affiliates (other than the Partnership Entities), officers, directors, employees, affiliates, stockholders, representatives, agents, nor anyone acting on behalf of them shall (and, subject to Section 4.17(b) hereof, the Selling Parties shall use their reasonable best efforts to cause the Partnership Entities not to), directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any Person (other than Buyer or its representatives) concerning any merger, sale of assets, purchase or sale of Securities or similar transaction involving the Partnership Entities unless this Agreement has been terminated pursuant to and in accordance with Article VII hereof.

(b) Notwithstanding the provision of Section 4.17(a) above, the board of directors of the New Company shall be entitled to take (and to cause any of the other Partnership Entities to take) any action otherwise prohibited by such Section 4.17(a) in response to any inquiry, contact or proposal received by New Company, its board of directors or any of the other Partnership Entities from a Person that is not an Affiliate of the Selling Parties or the Partnership Entities, if: (i) any discussions and exchanges of information between New Company (or the other Partnership Entities) and such third party are subject to a customary confidentiality agreement that will allow for the disclosure to Buyer provided in Section 4.17(c) below, (ii) such inquiry, contact or proposal includes a proposal to acquire at least a majority of the outstanding Common Units held by Persons that are not Affiliates of the Selling Parties or a majority in value of the consolidated assets of the Partnership Entities, (iii) such inquiry, contact or proposal from any such non-Affiliated Person was not received in violation of Section 4.17(a) and (iv) the board of directors of the New Company shall have determined in its good faith judgment, after consultation with legal counsel, that any failure to take such action would be inconsistent with the fiduciary duties of the New Company, as the general partner of the Partnership, to the holders of Common Units under the Delaware LP Act. The Selling Parties agree that they will notify Buyer immediately if any such inquiry, contact or proposal is received by New Company, its board of directors or any of the other Partnership Entities or their respective representatives, and, to the extent known by the Selling Parties, thereafter shall keep Buyer informed, on a reasonably current basis, on the status of any such inquiry, contact or proposal and a resulting negotiations or discussions.

(c) In the event that the New Company enters into a definitive agreement for a transaction (“Definitive Transaction Agreement”) referred to in clause (ii) of Section 4.17(b) above, Buyer will have a period of thirty (30) days from the date the Selling Parties notify Buyer of same (which notice (x) may be given orally, provided it is promptly confirmed in writing and (y) shall include a description of the transaction and consideration to be paid by the acquiring Person) to evaluate such proposed transaction (and the dates set forth in Sections 7.1(f) and 7.1(g) hereof shall be extended as necessary to accommodate such 30-day period), and after the expiration of such 30-day period, Buyer may terminate this Agreement at any time while such Definitive Transaction Agreement remains in effect; provided, however, that if Buyer terminates this Agreement while such a Definitive Transaction Agreement is in effect, then the Selling Parties shall reimburse the Buyer and its Affiliates for their reasonable out-of-pocket expenses (supported by appropriate documentation therefore) incurred in connection with the transactions contemplated hereby, but in no event shall the amount payable by the Selling Parties pursuant to this proviso exceed $5,000,000.

(d) In the event that the Partnership calls a meeting of unitholders with a record date prior to the Closing Date (including a special meeting to consider the approval of a Definitive Transaction Agreement) and the Closing occurs prior to such meeting, the Selling Parties agree to grant to Buyer, effective at Closing, an irrevocable proxy to vote the WES Units, WNGL Units and the Class B Common Units with respect to any matter to be considered at such meeting.

SECTION 4.18. Confirmation of Termination of Old Omnibus Agreement.

Upon the receipt by Buyer from the Selling Parties or Parent of a written request after the Closing, Buyer shall use its best efforts to cause the applicable Partnership Entities to confirm the termination of the Old Omnibus Agreement as promptly as practicable following receipt of such request.

SECTION 4.19. New Company Intercompany Accounts.

At Closing, all cash on hand at the New Company will be distributed to Williams. All intercompany accounts between the New Company, on the one hand, and Parent, Selling Parties and their Affiliates (other than the Partnership Entities), on the other hand, shall be zeroed at Closing (irrespective of the terms of payment or balances of such intercompany accounts), with no obligation on the part of any party to make any payment with respect to any such intercompany accounts.

SECTION 4.20. Certain Costs and Expenses of Board of Directors of New Company.

The Selling Parties and Parent shall promptly reimburse the Partnership for costs and expenses of third parties borne by the Board of Directors of New Company in consideration of the transactions contemplated by this Agreement and the Transaction Documents that exceed $200,000.

SECTION 4.21. New Company Audited Financial Statements.

As soon as practicable after the date of this Agreement, the Selling Parties shall provide Buyer with audited balance sheets, as of December 31, 2002 and December 31, 2001, and audited income statements and statements of cash flows for the 12-month period ended December 31, 2002 and the period from February 10, 2001 through December 31, 2001, in each case of the New Company and its predecessor in interest.

ARTICLE V.

CONDITIONS TO OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Buyer in its sole discretion; provided, that Buyer cannot waive, without the consent of the Selling Parties, the conditions specified in Section 5.4 relating to the receipt of consents required under the Parent Credit Facility and the Parent Credit Facility Security Documents and the receipt of a release under the Parent Credit Facility Liens:

SECTION 5.1. Receipt of Documents.

The Selling Parties shall have delivered, or be standing ready to deliver, to Buyer the items specified in Sections 1.2(a)(i), 1.2(a)(ii), 1.2(a)(iii) and 1.2(a)(iv), in each case duly executed and dated the Closing Date.

SECTION 5.2. Representations and Warranties of the Selling Parties.

All representations and warranties made by the Selling Parties in this Agreement that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects on and as of the Closing Date as if again made by the Selling Parties on and as of such date, and all representations and warranties that are qualified by materiality or Material Adverse Effect shall be true and correct on the Closing Date as if made by the Selling Parties on and as of such date; and Buyer shall have received a certificate dated the Closing Date and signed by a senior executive officer of each of the Selling Parties to that effect. Any entitlement of the Partnership Entities to indemnity under the Additional Partnership Indemnity Agreements or any other agreement shall in no way influence the determination as to whether all such representations and warranties are true and correct in all material respects (or true and correct) on and as of the Closing Date. Notwithstanding the foregoing, the representations and warranties made by the Selling Parties in Section 2.25 shall be deemed to be true and correct in all material respects unless written notices from customers or shippers that they will discontinue their business relationship with any of the Partnership Entities (or, to the Knowledge of the Selling Parties, threats of any such action from material shippers or customers) have been received by the Parent, the Selling Parties or the Partnership Entities which represent, in the aggregate, more than $22.0 million in the Partnership’s consolidated annual earnings before interest expenses, taxes, depreciation and amortization; provided, however, that Buyer shall be entitled to consider any such discontinued business, together with other adverse effects on the Partnership Entities, for purposes of Section 5.11.

SECTION 5.3. Performance of Selling Parties’ Obligations.

The Selling Parties shall have performed in all material respects all obligations required under this Agreement to be performed by them on or before the Closing Date, and Buyer shall have received a certificate dated the Closing Date and signed by a senior executive officer of each of the Selling Parties to that effect.

SECTION 5.4. Consents and Approvals.

The Selling Parties and Parent shall have received all consents required under the Parent Credit Facility and the Parent Credit Facility Security Documents. The Selling Parties shall have received a full release of all Parent Credit Facility Liens and of each of the Partnership Entities that is party to any Parent Credit Facility Security Document from all liabilities, obligations and commitments of any Partnership Entity thereunder, in form and substance reasonably satisfactory to Buyer, and the Selling Parties and Parent shall have delivered all documents in connection therewith as the Buyer may reasonably request. All consents, waivers, authorizations and approvals set forth on Schedule 2.7 shall have been duly obtained and shall be in full force and effect on the Closing Date. The Selling Parties or Parent shall have received all consents required in connection with the last matter listed on Schedule 2.7 as of the date of this Agreement, or alternatively, Buyer shall have received an opinion of counsel dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, that no such consent is necessary.

SECTION 5.5. No Violation of Orders.

No preliminary or permanent injunction or other order issued by any Governmental Authority that declares this Agreement or any of the Transaction Documents invalid or unenforceable in any respect or that prevents the consummation of the transactions contemplated hereby or thereby shall be in effect; and no action or proceeding before any Governmental Authority shall have been instituted by a Governmental Authority or threatened by any Government Authority that seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents or that challenges the validity or enforceability of this Agreement or any of the Transaction Documents.

SECTION 5.6. Director Resignations.

The Buyer shall have received the effective resignations of each of the directors of the New Company, other than those directors who are not a director, officer, employee or agent of Parent or its Affiliates, or as otherwise agreed to in writing by the Buyer, and all actions shall have been taken so that immediately upon the Closing designees or nominees of the Buyer shall constitute a majority of the members of the Board of Directors of the New Company (including designees or nominees that are independent directors within the meaning of the Partnership Agreement).

SECTION 5.7. Employment

Buyer shall have arranged acceptable employment arrangements with each of the Key Executives; provided, that no condition to Closing shall exist under this Section 5.7 unless Buyer has made an offer of employment to each such Key Executive on terms that in the aggregate are not materially less favorable than the employment terms that each such Key Executive currently enjoys with the Selling Parties or an Affiliate thereof.

SECTION 5.8. Legal Opinion.

Buyer shall have received an opinion(s) of Andrews & Kurth L.L.P., counsel to Parent and Selling Parties, and/or such other counsel reasonably acceptable to Buyer, dated the Closing Date, substantially in the form of Exhibit 5.8.

SECTION 5.9. Debt Financing.

Buyer shall have obtained the funds necessary to pay the First Payment of the Purchase Price.

SECTION 5.10. Absence of Specified Events.

None of the actions referred to in Section 4.1(a) through Section 4.1(o) shall have occurred and be continuing, except to the extent permitted under Section 4.1 hereof; provided, that if any such actions have occurred at any time after August 31, 2003, the date specified in Section 7.1(g) hereof shall, in Buyer’s sole discretion, be extended to a date 30 days after the date the Buyer first receives notice of such occurrence.

SECTION 5.11. Material Adverse Effect.

No Material Adverse Effect shall have occurred since the date of this Agreement.

SECTION 5.12. Financial Advisor’s Opinion.

The Boards of Directors of the Selling Parties and Parent shall have received an opinion (a copy of which shall have been furnished to the Buyer) from a nationally recognized investment bank, dated as of the date of this Agreement, to the effect that the consideration (as defined therein) to be paid by Buyer to each of the Selling Parties pursuant to this Agreement constitutes reasonably equivalent value for the Securities sold by each such Selling Party.

SECTION 5.13. Waivers of Existing Debt Agreements.

The Selling Parties shall have received a written waiver from each of (a) the noteholders under the Note Purchase Agreement, dated as of October 1, 2002, among Williams Pipe Line Company, LLC and the noteholders party thereto and (b) the lenders under the Credit Agreement, dated as of February 6, 2001, among Williams OLP, L.P., Bank of America, N.A., as administrative agent, Lehman Commercial Paper, Inc., as syndication agent, Suntrust Bank, as documentation agent, and the lenders party thereto, in each case in substantially the form set forth on Schedule 5.13 (or such other form as may reasonably be agreed to by Buyer) for the purpose, or in the manner, described on such schedule.

ARTICLE VI.

CONDITIONS TO OBLIGATIONS OF SELLING PARTIES

The obligations of the Selling Parties to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Selling Parties in their sole discretion:

SECTION 6.1. Receipt of Documents.

Buyer shall have delivered, or be standing ready to deliver, to the Selling Parties the items specified in Section 1.2(b), in each case duly executed and dated the Closing Date.

SECTION 6.2. Representations and Warranties of Buyer.

All representations and warranties made by Buyer in this Agreement that are not qualified by materiality or material adverse effect shall be true and correct in all material respects on and as of the Closing Date as if again made by Buyer on and as of such date, and all representations and warranties that are qualified by materiality or material adverse effect shall be true and correct on the Closing Date as if made by the Buyer on and as of such date; and the Selling Parties shall have received a certificate dated the Closing Date and signed by a senior executive officer of Buyer to that effect.

SECTION 6.3. Performance of Buyer’s Obligations.

Buyer shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date, and the Selling Parties shall have received a certificate dated the Closing Date and signed by a senior executive officer of Buyer to that effect.

SECTION 6.4. Consents and Approvals.

All consents, waivers, authorizations and approvals set forth on Schedule 3.4 shall have been duly obtained and shall be in full force and effect on the Closing Date.

SECTION 6.5. No Violation of Orders.

No preliminary or permanent injunction or other order issued by any Governmental Authority that declares this Agreement or any of the Transaction Documents invalid or unenforceable in any respect or that prevents the consummation of the transactions contemplated hereby or thereby shall be in effect; and no action or proceeding before any Governmental Authority shall have been instituted by a Governmental Authority or threatened by any Governmental Authority that seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents or that challenges the validity or enforceability of this Agreement or any of the Transaction Documents.

SECTION 6.6. Legal Opinion.

The Selling Parties shall have received an opinion of Vinson & Elkins L.L.P., counsel to Buyer, dated the Closing Date substantially in the form of Exhibit 6.6.

SECTION 6.7. Assumption of Consent Decree

Buyer shall have agreed to be bound by the Consent Decree, only to the extent (i) the Consent Decree is applicable to the properties, assets or operations of the Partnership Entities and (ii) required by the Federal Trade Commission after consultation therewith. Nothing herein shall prevent Buyer from exercising any rights under the Consent Decree, including the right to petition to the Federal Trade Commission to modify or terminate the Consent Decree as it applies to Buyer or the Partnership Entities.

ARTICLE VII.

TERMINATION AND ABANDONMENT

SECTION 7.1. Methods of Termination; Upset Date.

This Agreement may, or in the case of Section 7.1(g) will, be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing:

(a) by the mutual written consent of the Selling Parties and Buyer;

(b) by the Selling Parties, if Buyer fails to comply with any of its covenants or agreements contained herein, or breaches their representations and warranties contained herein, which failure to comply or breach is not cured within 30 days after receipt by Buyer from the Selling Parties of written notice specifying particularly such failure to comply or breach, and such failure to comply or breach would result in a failure to satisfy the conditions to Closing set forth in Sections 6.2 and/or 6.3;

(c) by Buyer, if the Selling Parties fail to comply with any of their covenants or agreements contained herein, or breaches its representations and warranties contained herein, which failure to comply or breach is not cured within 30 days after receipt by the Selling Parties from Buyer of written notice specifying particularly such failure to comply or breach, and such failure to comply or breach would result in the failure to satisfy the conditions to Closing set forth in Sections 5.2 and/or 5.3;

(d) by Buyer in accordance with Section 4.17(c) hereof;

(e) by the Selling Parties or Buyer, if a Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their commercially reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement and which order, decree, ruling or other action is not subject to appeal;

(f) by written notice of the Selling Parties by not later than 5:00 p.m. New York time on July 3, 2003 if (i) the Closing has not occurred on or before 11:59 p.m. New York time on June 30, 2003, (ii) the Selling Parties have satisfied, or are standing ready and able to satisfy, as of June 30, 2003, all of the conditions precedent under Article V (other than the condition set forth in Section 5.9, as to which the Selling Parties shall not be in breach of their covenant contained in the second sentence of Section 4.6), and (iii) none of the Selling Parties is in breach of any provision of this Agreement; or

(g) without any action required by the Selling Parties or Buyer, if the Closing has not occurred by 11:59 p.m. New York time on September 30, 2003.

SECTION 7.2. Effect of Termination.

In the event of termination of this Agreement pursuant to Section 7.1(a), (d), (e), (f) or (g) hereof, this Agreement shall forthwith become void and there shall be no liability on the part of Buyer or the Selling Parties (or their respective officers or directors), except based upon obligations set forth in Sections 4.17(c), 9.3 and 9.4 hereof, and except that Buyer shall thereupon promptly return or destroy (and cause its agents and representatives to return or destroy) to the Selling Parties all documents (and copies thereof) furnished to Buyer and the parties shall continue to adhere to the Confidentiality Agreement. Notwithstanding the foregoing or any other provision of this Agreement, termination of this Agreement pursuant to Section 7.1(b) or Section 7.1(c) shall not in any way limit or restrict the rights and remedies of any party hereto against any other party hereto that has violated or breached any of the representations, warranties, agreements or other provisions of this Agreement prior to termination hereof.

ARTICLE VIII.

SURVIVAL; INDEMNIFICATION

SECTION 8.1. Survival.

(a) The representations and warranties of the Selling Parties contained herein or in any certificates or other documents delivered pursuant to this Agreement on the Closing Date shall survive the Closing for a period of eighteen (18) months following the Closing Date; provided however, that (i) the representations and warranties set forth in Section 2.21 (Environmental; Health and Safety Matters) shall survive for a period of five (5) years following the Closing Date, (ii) the representations and warranties set forth in Sections 2.2 and 2.3 (Capitalization; Title), Section 2.5 (Validity of Agreement; Authorization), Section 2.18 (Brokers) and Section 2.27 (Excluded Assets) shall survive indefinitely and (iii) the representations and warranties set forth in Section 2.10 (Taxes) shall survive for a period equal to thirty (30) days after the expiration of the applicable statute of limitations (including extensions)

for each Tax and taxable year. The covenants and agreements in this Article VIII shall survive the Closing and shall remain in full force and effect for such period as is necessary to resolve any claim made with respect to any representation, warranty, covenant or agreement contained herein during the survival period thereof, and the covenants and agreements of the Parties contained in Articles IV and IX of this Agreement shall survive the Closing for (x) the time period(s) set forth in the respective Sections contained in such Articles, or (y) if no time period is so specified, without any contractual limitation on the period of survival.

(b) The representations and warranties of Buyer contained herein or in any certificates or documents delivered pursuant to this Agreement or the Closing shall survive the Closing for a period of eighteen (18) months following the Closing Date; provided, however, that the representations and warranties set forth in Section 3.2 (Validity of Agreement) and Section 3.7 (Brokers) shall survive indefinitely.

SECTION 8.2. Indemnification Coverage.

(a) From and after the Closing, the Selling Parties shall indemnify and defend, save and hold Buyer, the Partnership Entities and their Affiliates and each of their officers, directors, employees and agents (collectively, the “Buyer Indemnified Parties”) harmless if any such Buyer Indemnified Party shall suffer any damage, judgment, fine, penalty, demand, settlement, liability, loss, cost, Tax, expense (including reasonable attorneys’, consultants’ and experts’ fees), claim or cause of action (each, a “Loss,” and collectively, “Losses”) arising out of, relating to or resulting from:

(i) any breach or inaccuracy in any representation by the Selling Parties or the breach of any warranty by the Selling Parties contained in this Agreement or any certificates or other documents delivered pursuant to this Agreement at the Closing; provided, that in determining whether any such representation or warranty has been breached or is inaccurate, such representation or warranty shall be construed as if Material Adverse Effect or materiality is not a qualification thereto;

(ii) any failure by the Selling Parties to perform or observe any term, provision, covenant, or agreement on the part of the Selling Parties to be performed or observed under this Agreement;

(iii) the failure by the Selling Parties to comply with any applicable statutory provisions relating to bulk sales and transfers;

(iv) subject to Section 8.2(c) hereof, any of the matters listed on Schedule 2.21 hereto; and

(v) any fines, penalties, or amounts paid to settle or resolve the last matter listed on Schedule 2.7 as of the date of this Agreement.

provided, however, that if any Loss for which Buyer would otherwise be entitled to seek indemnity from the Selling Parties under this Section 8.2(a) is included within the matters for which the Partnership Entities or any other Buyer Indemnified Party would be entitled to indemnity under any of Section 3.1 of the Old Omnibus Agreement, Article IV of the New

Omnibus Agreement or Section 10.1(b) of the WPL Contribution Agreement (such provisions are collectively referred to herein as the “Additional Partnership Indemnity Agreements”), even if recovery under the Additional Partnership Indemnity Agreements is not available due to the expiration of any applicable survival period or any applicable deductible, threshold, maximum or “cap” thereon, then none of the Buyer Indemnified Parties shall be entitled to indemnification with respect to such matter or matters under this Section 8.2(a). The foregoing proviso shall not be deemed to amend, supplement or modify in any way the Additional Partnership Indemnity Agreements.

(b) From and after the Closing, Buyer shall indemnify and defend, save and hold the Selling Parties and their Affiliates and their officers, directors, employees and agents (collectively, the “Seller Indemnified Parties”) harmless if any such Seller Indemnified Party shall suffer any Loss arising out of, relating to or resulting from:

(i) any breach or inaccuracy in any representation by Buyer or the breach of any warranty by Buyer contained in this Agreement or any certificates or other documents delivered pursuant to this Agreement at the Closing;

(ii) any failure by Buyer to perform or observe any term, provision, covenant, or agreement on the part of Buyer to be performed or observed under this Agreement;

(iii) with respect to any of the Partnership Entities, whether occurring before or after Closing to the extent such Losses are not covered by Section 8.2(a), except in the case, and only to the extent, of Losses that arise out of, or relate to or result from matters covered under the Additional Partnership Indemnity Agreements or otherwise covered under the Transaction Documents, the WPL Contribution Agreement or the Old Omnibus Agreement; and

(iv) any Losses arising under the second paragraph of Section 3.1 and Section 3.2, in each case, of the Assignment and Assumption Agreement (as defined in Section 9.16), other than Affiliate intercompany obligations.

(c) Buyer and the Selling Parties hereby acknowledge and agree as follows:

(i) Buyer agrees, on the terms and subject to the conditions specified in this Section 8.2(c), to assume at the Closing the obligations of WES under the Additional Partnership Indemnity Agreements to indemnify the Partnership Entities for the environmental remedial obligations specified in Schedule 8.2(c) hereto.

(ii) The Partnership and WES have (A) identified environmental remedial obligations in Schedule 8.2(c) hereto for which WES is, subject only to Section 8.2(c)(iii), required to indemnify the Partnership pursuant to the Additional Partnership Indemnity Agreements and (B) prepared estimates of the costs expected to be incurred by the Partnership in connection with remediation activities to be undertaken in connection with such matters, and the Partnership, in accordance with GAAP, has recognized as a liability for such estimated costs and expenses to be incurred a total of $21,870,000 (as of March 31, 2003), consisting of both the current and long-term portions of such liability. Included in Schedule 8.2(c) hereto is a schedule setting forth in reasonable detail the projected schedule for the incurrence of such costs and expenses.

(iii) Buyer hereby covenants and agrees that it will pay on behalf of WES when due to the Partnership Entities under the Additional Partnership Indemnity Agreements all amounts that otherwise would be required to be paid by WES thereunder in respect of the matters listed under the column entitled “Site Name” in Schedule 8.2(c) hereto, such payments to be made by Buyer from time to time as and when such amounts otherwise would become due and payable by WES and whether or not such amounts become due and payable before or after the time(s) projected in Schedule 8.2(c) (and WES agrees to notify Buyer promptly upon the request of any Partnership Entity or other Person for any payment subject to this clause (iii) of Section 8.2(c)).

(iv) If (A) the matters specified under the column entitled “Site Name” in Schedule 8.2(c) hereto are determined to have reached closure by the appropriate Governmental Authority or have otherwise been finally resolved and all payments required to be made under the Additional Partnership Indemnity Agreements with respect thereto have been made by Buyer as provided in clause (iii) of this Section 8.2(c), (B) the Maximum Obligation (as defined below) has not been reached and (C) WES or the other Selling Parties have continuing indemnity obligations under the Additional Partnership Indemnity Agreements, Section 8.2(a)(i) hereof (in respect of a breach of a representation in Section 2.21 hereof) or Section 8.2(a)(iv) hereof, then Buyer covenants and agrees that, only to the extent of the Maximum Obligation, it shall pay any amounts that become payable by WES or the other Selling Parties under any of the continuing indemnity obligations referred to in clause (C) of this Section 8.2(c)(iv) from time to time as and when amounts would otherwise be payable by WES or the other Selling Parties.

(v) If (A) the conditions referenced in clauses (iv)(A) and (iv)(B) of this Section 8.2(c) exist and the obligations of WES and the other Selling Parties under the provisions referenced in clause (iv)(C) of this Section 8.2(c) have expired and no amounts remain payable by WES or the other Selling Parties thereunder and (B) WES and the other Selling Parties (or their respective successors) and the Partnership furnish to Buyer a certificate from their respective chief financial officers or chief legal officers to such effect, then promptly upon receipt of such certificates in proper form Buyer shall pay to the Selling Parties the remaining unpaid amount, if any, of the Maximum Obligation.

(vi) Buyer agrees that it shall use commercially reasonable efforts to cause the Partnership Entities to treat any payments made by Buyer under clauses (iii) or (iv) of this Section 8.2(c) as a payment by WES or the other Selling Parties under the applicable Additional Partnership Indemnity Agreement in respect of which such payment is made, and Buyer shall indemnify and hold harmless WES and the other Selling Parties from any and all Losses caused by the failure or refusal of the Partnership Entities or any other Person to treat any payment so made by Buyer in accordance with clause (iii) or (iv) of this Section 8.2(c) as a payment made by or on behalf of WES or the other Selling Parties, as case may be, pursuant to the referenced indemnity obligation of such Person(s).

(vii) For purposes of this Section 8.2(c), Buyer shall pay to the Partnership all amounts due under this Section 8.2(c) following receipt of such amounts due from the General Partner on behalf of the Partnership. The determination of amounts and when they are due shall be made in good faith solely by the General Partner; provided, however, that Buyer shall not be required to make any such payments within less than twenty (20) days after receipt of the General Partner’s determination; provided, further, Buyer shall indemnify and hold harmless the Selling Parties from any and all Losses caused by any delay by Buyer in making any such payment to the Partnership under this Section 8.2(c)(vii).

(viii) Notwithstanding the foregoing provisions of this Section 8.2(c), in no event shall the aggregate amounts payable by or on behalf of Buyer under this Section 8.2(c) exceed $21,870,000 (the “Maximum Obligation”).

(d) The foregoing indemnification obligations shall be subject to the following limitations:

(i) the Selling Parties’ aggregate liability under Section 8.2(a) shall not exceed $175,000,000 (the “Cap”); provided, however, that the Cap shall not be applicable with respect to Losses otherwise indemnifiable under Section 8.2(a)(i) with respect to breaches or inaccuracies of Section 2.27 or under 8.2(a)(v);

(ii) no indemnification for any Losses asserted against the Selling Parties under Section 8.2(a)(i) shall be required unless and until the cumulative aggregate amount of such Losses exceeds $4,000,000 (the “Deductible”), at which point the Selling Parties shall be obligated to indemnify the Buyer Indemnified Parties the amount of such Losses in excess of the Deductible, subject to the Cap; provided however, that the Deductible shall not be applicable to breaches under Sections 2.2, 2.3, 2.5, 2.11(b), 2.18, 2.21 or 2.27 hereof or recovery under Sections 8.2(a)(ii), 8.2(a)(iii), 8.2(a)(iv) or 8.2(a)(v) hereof;

(iii) the amount of any Losses suffered by a Seller Indemnified Party or a Buyer Indemnified Party, as the case may be (such party seeking indemnification pursuant to this Article VIII, the “Indemnified Party,” and the other party, the “Indemnifying Party”), shall be reduced by any third-party insurance or other indemnification benefits which such party receives in respect of or as a result of such Losses, less the reasonable costs incurred to recover those insurance or indemnification benefits to the extent such costs are not otherwise recovered. If any Losses for which indemnification is provided hereunder is subsequently reduced by any third-party insurance or other indemnification benefit or recovery, the amount of the reduction shall be remitted to the Indemnifying Party. In the case of any purchase agreement between a Partnership Entity and a third-party relating to the acquisition of assets, businesses or securities by such Partnership Entity that contains unexpired and otherwise applicable indemnification provisions, if any Loss for which Buyer is entitled to seek indemnity from the Selling Parties under Section 8.2(a) is also included within the matters for which the Partnership Entities are entitled to indemnity under any such third-party agreement, Buyer agrees to use commercially reasonable efforts to cause any such Partnership Entity first to pursue indemnification under such third-party agreement in good faith for a reasonable period of time prior to enforcing any claim against the Selling Parties for indemnification hereunder. Nothing in the foregoing sentence shall (i) prejudice the rights of the Buyer Indemnified Parties to make a claim for indemnification hereunder within the applicable survival period, if any, or (ii) require any Buyer Indemnified Party to file or institute any judicial proceeding or action. In addition, to the extent the Selling Parties make any payments to any Buyer Indemnified Party with respect to any claims covered under the unexpired and otherwise applicable indemnification provisions of such third-party agreements, Buyer agrees to use commercially reasonable efforts to cause the applicable Partnership Entity or Entities, at the sole cost and expense of the Selling Parties, (A) to assign any rights to the Selling Parties under such third-party agreement as may be necessary to allow the Selling Parties to independently pursue a claim for indemnification against the counterparty or counterparties to such third-party agreement and (B) to be subrogated to the rights of the applicable Partnership Entity or Entities in respect of such indemnification claims;

(iv) no claim may be asserted nor may any action be commenced against any party for breach or inaccuracy of any representation or breach of a warranty, unless written notice of such claim or action is received by the other party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 8.1;

(v) no Indemnified Party shall be entitled under this Agreement to multiple recovery for the same Losses; and

(vi) the limitations on indemnification set forth in clauses (i) and (ii) of this Section 8.2(d) shall not apply to any Losses arising from the failure by the Selling Parties or Buyer to pay any Taxes in accordance with Section 4.9 or for any amounts payable in accordance with Section 9.3 hereof.

SECTION 8.3. Procedures.

(a) Any Indemnified Party shall notify the Indemnifying Party (with reasonable detail) promptly after it becomes aware of facts supporting a claim or action for indemnification under this Article VIII, and shall provide to the Indemnifying Party as soon as practicable thereafter all reasonable available information and documentation necessary to support and verify any Losses associated with such claim or action. Subject to Section 8.2(d)(iv), the failure to so notify or provide information to the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that it has been materially prejudiced by the Indemnified Party’s failure to give such notice, in which case the Indemnifying Party shall be relieved from its obligations hereunder to the extent of such material prejudice. The Indemnifying Party shall participate in and defend, contest or otherwise protect the Indemnified Party against any such claim or action by counsel of the Indemnifying Party’s choice at its sole cost and expense; provided, however, that the Indemnifying Party shall not make any settlement or compromise without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, there is no admission or statement of fault or culpability on the part of the Indemnified Party and there is an unconditional release of the Indemnified Party from all liability on any claims that are the subject of such claim or action. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Indemnified Party’s choice and shall in any event use its commercially reasonable efforts to cooperate with and assist the Indemnifying Party; provided, however, that the Indemnifying Party shall pay the fees and expenses of separate counsel for the Indemnified Party if (i) the Indemnifying Party has agreed to pay such fees and expenses or (ii) counsel for the Indemnifying Party reasonably determines that representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest. If the Indemnifying Party fails timely to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Indemnified Party shall be entitled to recover the entire cost thereof from the Indemnifying Party, including, without limitation, reasonable attorneys’ fees, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding.

(b) Any claim or action for indemnification under Section 8.2(a)(i) (for Losses arising from, or relating to a breach of a representation or warranty set forth in Section 2.21) or Section 8.2(a)(iv), that requires remediation shall be administered in accordance with the procedures set forth on Schedule 8.3(b) hereto.

SECTION 8.4. Waiver of Consequential, Etc. Damages.

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, BUYER SHALL NOT BE LIABLE TO ANY OF THE SELLER INDEMNIFIED PARTIES, NOR SHALL ANY OF THE SELLING PARTIES BE LIABLE TO ANY OF THE BUYER INDEMNIFIED PARTIES, FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE, OR SPECULATIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES) RESULTING FROM OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.5. Compliance with Express Negligence Rule.

ALL RELEASES, DISCLAIMERS, LIMITATIONS ON LIABILITY, AND INDEMNITIES IN THIS AGREEMENT, INCLUDING THOSE IN THIS ARTICLE VIII, SHALL APPLY EVEN IN THE EVENT OF THE SOLE, JOINT, AND/OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED, OR INDEMNIFIED.

SECTION 8.6. Liquidated Damages.

If Buyer breaches its obligations to close as contemplated by Article V, then Buyer shall pay to the Selling Parties $25,000,000 by wire transfer of immediately available funds to a bank account in the United States of America designated in writing by the Selling Parties not later than three days following receipt of such designation. BUYER AND THE SELLING PARTIES HEREBY ACKNOWLEDGE THAT (I) THE EXTENT OF DAMAGES TO THE SELLING PARTIES CAUSED BY THE FAILURE OF THIS TRANSACTION TO BE CONSUMMATED DUE TO THE CIRCUMSTANCES SPECIFIED IN THE IMMEDIATELY PRECEDING SENTENCE WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN, (II) THE AMOUNT OF THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION 8.6 IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER SUCH CIRCUMSTANCES AND (III) RECEIPT OF SUCH AMOUNT BY THE SELLING PARTIES DOES NOT CONSTITUTE A PENALTY AND WILL BE THE SELLING PARTIES’ SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO THE CIRCUMSTANCES SPECIFIED IN THE IMMEDIATELY PRECEDING SENTENCE.

SECTION 8.7. Remedy.

Except for seeking equitable relief under Section 9.12 or otherwise or actions involving fraud or as set forth in Section 9.5, from and after the Closing the sole remedy of a party in connection with (i) a breach or inaccuracy of the representations, or breach of warranties, in this Agreement or any certificates or other documents delivered pursuant to this Agreement on Closing, or (ii) any failure by a party to perform or observe any term, provision, covenant, or agreement on the part of such party to be performed or observed under this Agreement, shall, in each case, be as set forth in this Article VIII.

SECTION 8.8. Tax Treatment of Indemnity Payments.

Each party, to the extent permitted by applicable law, agrees to treat any payments made pursuant to this Article VIII as adjustments to the Purchase Price for all federal and state income and franchise Tax purposes. To the extent that any such payment is not permitted to be treated as an adjustment to the Purchase Price, the amount of such payment shall be increased so that after reduction for the amount of any actual additional Tax cost incurred as a result of the receipt of such payment, the amount remaining will be equal to the amount of the payment that is owed under this Article VIII.

ARTICLE IX.

MISCELLANEOUS PROVISIONS

SECTION 9.1. Publicity.

On or prior to the Closing Date, no party shall, nor shall it permit its Affiliates to, issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other party hereto. Notwithstanding the foregoing, in the event any such press release or announcement is required by law or stock exchange rule to be made by the party proposing to issue the same, such party shall use its commercially reasonable efforts to consult in good faith with the other party prior to the issuance of any such press release or announcement.

SECTION 9.2. Successors and Assigns; Third-Party Beneficiaries.

This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns. Except as contemplated by Article VIII, nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement. No party shall sell, assign or otherwise transfer all or any of its rights, benefits or obligations hereunder without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed, provided, however, that (a) Buyer may, without the Selling Parties’ prior written consent, assign or transfer its rights and duties hereunder to the Partnership (or an Affiliate of Buyer other than a Partnership Entity) and, if so assigned or transferred, the Partnership (or such Affiliate of Buyer other than a Partnership Entity) shall be entitled to enforce the rights, and shall comply with the duties, hereunder so transferred or assigned as if it were a named party hereto, but no such transfer or assignment shall relieve Buyer of its obligations hereunder and no such assignee or transferee may further assign any such rights, (b) for the purposes of any financing or refinancing arrangement entered into by the Buyer in connection with the purchase of the Securities the Buyer may, without the Selling Parties’ prior written consent, assign to or create a security interest in favor of any party providing any such financing or refinancing to the Buyer, all of its rights, benefits, obligations and interests hereunder, and the Selling Parties hereby consent to the exercise by any such party of any rights, benefits, obligations or interests assigned to or created in favor of such party pursuant to the foregoing and any remedies arising in connection therewith and (c) each of the Selling Parties may, without Buyer’s prior written consent, assign or transfer its rights under Section 8.2(c) hereof to one or more of the Partnership Entities and, if so assigned or transferred, any such Partnership Entity shall be entitled to enforce the rights hereunder so transferred or assigned as if it were a named party hereto, but no such transfer or assignment shall relieve the Selling Parties of their obligations under Section 8.2(c) and no such assignee or transferee may further assign any such rights.

SECTION 9.3. Investment Bankers, Financial Advisors, Brokers and Finders.

(a) The Selling Parties shall indemnify and agree to defend and hold Buyer and the Partnership Entities harmless against and in respect of all claims, losses, liabilities and expenses which may be asserted against Buyer (or any Affiliate of Buyer) and the Partnership Entities by any broker or other person who claims to be entitled to an investment banker’s, financial advisor’s, broker’s, finder’s or similar fee or commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby, by reason of his acting at the request of Parent, the Selling Parties or the Partnership Entities.

(b) Buyer shall indemnify and agree to save and hold the Selling Parties (and their Affiliates) harmless against and in respect of all claims, losses, liabilities, fees, costs and expenses which may be asserted against any of the Selling Parties (or any of their Affiliates) by any broker or other person who claims to be entitled to an investment banker’s, financial advisor’s, broker’s, finder’s or similar fee or commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby, by reason of his acting at the request of Buyer.

SECTION 9.4. Fees and Expenses.

Except as otherwise expressly provided in this Agreement, all legal, accounting and other fees, costs and expenses of a party hereto incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

SECTION 9.5. Off-Set Right.

From and after the Closing, the Selling Parties agree and acknowledge that Buyer and the Partnership Entities shall have a right to off-set any payments to be made by Buyer or any of the Partnership Entities pursuant to this Agreement or the Transition Services Agreement against any payments owed by the Selling Parties, Parent or any direct or indirect wholly owned subsidiary of Parent to Buyer or any of the Partnership Entities in respect of (i) the proviso set forth in the final sentence of Section 4.3(l) hereof, (ii) undisputed trade receivables, (iii) services provided by the Partnership Entities to the Selling Parties or Parent (or any direct or indirect wholly owned subsidiary of Parent) under the Services Agreement referred to in Section 1.2(a)(iv)(4) or (iv) any other amounts determined by a final and non-appealable judgment to be owed by any such parties; provided, however, that without the express prior written consent of the Selling Parties or Parent, neither the Buyer nor any of the Partnership Entities shall have a right hereunder to set-off against any other amount that may become payable to the Buyer under this Agreement, any other agreement or otherwise. The right of off-set provided for in this paragraph is in addition to, and not in limitation of, any other right or remedy available to Buyer or to the Partnership Entities under this Agreement, the Transaction Documents, or any other agreement, under applicable law, in equity, or otherwise.

SECTION 9.6. Notices.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if delivered personally or sent by overnight courier or sent by facsimile (with evidence of confirmation of receipt) to the parties at the following addresses:

(a) If to Buyer, to:

Madison Dearborn Partners, LLC

Three First National Plaza

Suite 3800

Chicago, Illinois 60602

Facsimile: (312) 895-1206

Attention: Justin S. Huscher

and to:

Carlyle/Riverstone Global Energy and Power Fund II, LP

712 Fifth Avenue

19th Floor

New York, New York 10019

Facsimile: (212) 993-0077

Attention: Pierre Lapeyre

with a copy to:

Vinson & Elkins L.L.P.

666 Fifth Avenue

26th Floor

New York, New York 10103

Facsimile: (917) 206-8100

Attention: Mike Rosenwasser

(b) If to the Selling Parties, to:

Williams Energy Services, LLC and

Williams Natural Gas Liquids, Inc.

One Williams Center

Tulsa, Oklahoma 74172

Facsimile: (918) 573-6928

Attention: Lonny Townsend

with a copy to:

Andrews & Kurth L.L.P.

600 Travis, Suite 4200

Houston, Texas 77002

Facsimile: (713) 220-4285

Attention: G. Michael O’Leary

or to such other Persons or at such other addresses as shall be furnished by any party by like notice to the other, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 9.6 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 9.6.

SECTION 9.7. Entire Agreement.

This Agreement, together with the Disclosure Schedules and the Exhibits hereto, the Confidentiality Agreement and the Transaction Documents represent the entire agreement and understanding of the parties with reference to the transactions set forth herein and therein and no representations or warranties have been made in connection herewith and therewith other than those expressly set forth herein or therein. This Agreement, together with the Disclosure Schedules and the Exhibits hereto, the Confidentiality Agreement and the Transaction Documents supersede all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter hereof or thereof and all prior drafts of such documents, all of which are merged into such documents. No prior drafts of such documents and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving such documents.

SECTION 9.8. Waivers and Amendments.

The Selling Parties or Buyer may, by written notice to the other party: (a) extend the time for the performance of any of the obligations or other actions of the other party; (b) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement by the other party; (c) waive compliance with any of the covenants of the other party contained in this Agreement; (d) waive performance of any of the obligations of the other party created under this Agreement; or (e) waive fulfillment of any of the conditions to its own obligations under this Agreement or in any documents delivered pursuant to this Agreement by the other party. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar, unless such waiver specifically states that it is to be construed as a continuing waiver. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto.

SECTION 9.9. Severability.

This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

SECTION 9.10. Titles and Headings.

The Article and Section headings and any table of contents contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

SECTION 9.11. Signatures and Counterparts.

Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission shall be the same as delivery of an original. At the request of Buyer or the Selling Parties, the parties will confirm facsimile transmission by signing a duplicate original document. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

SECTION 9.12. Enforcement of the Agreement; Damages.

The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 9.13. Governing Law.

This Agreement shall be governed by and construed in accordance with the internal and substantive laws of New York and without regard to any conflicts of laws concepts that would apply the substantive law of some other jurisdiction.

SECTION 9.14. Disclosure.

Certain information set forth in the Disclosure Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. Disclosure of any item in any section of the Disclosure Schedules only qualifies (i) the correspondingly numbered representation and warranty or covenant in this Agreement to the extent specified therein and (ii) such other representations and warranties or covenants in this Agreement that are qualified by another Disclosure Schedule (or section of a Disclosure Schedule), but only to the extent (a) there is an explicit cross-reference in such other Disclosure Schedule (or section of a Disclosure Schedule, as applicable) or (b) such item is disclosed in such a way as to make its relevance to the information called for by such other Disclosure Schedule (or section of a Disclosure Schedule, as applicable) readily apparent on its face. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy between the parties as to whether any obligation, item, or matter not described herein or included in a Disclosure Schedule is or is not material for purposes of this Agreement.

SECTION 9.15. Consent to Jurisdiction.

The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in New York, New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each party agrees that a judgment in any dispute heard in the venue specified by this section may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

SECTION 9.16. Certain Definitions.

For purposes of this Agreement, the term:

(a) “Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first- mentioned Person.

(b) “Assignment and Assumption Agreement” means the Assignment, Assumption and Amendment Agreement, dated November 15, 2002, among the Selling Parties, the New Company and the Partnership.

(c) “Closing Price” means the average of the daily closing prices of the Common Units for the ten (10) consecutive days the Common Units were trading on the New York Stock Exchange immediately prior to the applicable date.

(d) “Confidentiality Agreement” means, collectively, the Nondisclosure Agreement among WES, WNGL and Madison Dearborn Partners, LLC, dated September 3, 2002, and the Nondisclosure Agreement among WES, WNGL and Riverstone Holdings, LLC, dated October 29, 2002.

(e) “Intellectual Property” shall mean and include all intellectual property of any kind, both foreign and domestic, including, without limitation, all patents, trademarks, service marks, trade names, trade dress, (and the goodwill associated with each), copyrights, confidential and proprietary information (including trade secrets and know-how), and registrations and applications for registration of any of the foregoing. Intellectual Property does not include any software, whether owned or licensed, or any copyrights associated with Licensed Software.

(f) “Key Executives” means those individuals as previously provided in writing to Buyer from the Selling Parties.

(g) “Knowledge of the Selling Parties” shall mean the actual knowledge, after reasonable inquiry, of J. Chandler, B. Hagy, B. Hayes, M. Little, T. McCoy, M. Mears, R. Olsen, C. Rich, J. Strief, A Sheridan, J. Walkup, D. Wellendorf, J. Wiese, J. Willis and P. Wright.

(h) “Material Adverse Effect” shall mean an adverse effect on the assets, properties, business, operations, financial condition or ability to maintain current levels of Operating Surplus (as defined in the Partnership Agreement) of the Partnership Entities, taken as a whole, that would have a material adverse effect on the value of the Securities, it being understood that none of the following shall be deemed to constitute a Material Adverse Effect: (i) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement, (ii) any effect resulting from changes in general economic conditions in the industry in which any of the Partnership Entities operates, and (iii) any effect resulting from changes in the United States or global economy as a whole, unless in the case of clause (ii) or (iii) above such change has a disproportionately adverse effect on the Partnership Entities, taken as a whole.

(i) “Old Omnibus Agreement” means the Omnibus Agreement, dated February 9, 2001, by and among Parent, the Selling Parties, the Partnership and the other parties named therein, as amended by Amendment I, dated as of January 28, 2002, and the Second and Third Amendments thereto, dated as of April 11, 2002 and September 30, 2002, respectively.

(j) “Organizational Documents” shall mean certificates of incorporation, by-laws, certificates of formation, limited liability company operating agreements, partnership or limited partnership agreements or other formation or governing documents of a particular entity.

(k) “Parent Credit Facility” means (i) the First Amended and Restated Credit Agreement, dated as of October 31, 2002, among the Parent, Northwest Pipeline Corporation, Transcontinental Gas Pipe Line Corporation and Texas Gas Transmission Corporation, as Borrowers, the Banks named therein, JPMorgan Chase Bank and Commerzbank AG, as Co-Syndication Agents, Credit Lyonnais New York Branch, as Documentation Agent, Citicorp USA, Inc., as Agent and Salomon Smith Barney, Inc., as Arranger, and (ii) the Amended and Restated Credit Agreement, dated as of October 31, 2002, among the Parent, as Borrower, Citicorp USA, Inc., as Agent and Collateral Agent, Bank of America, N.A., as Syndication Agent, Citibank, N.A., Bank of America N.A., and Bank of Nova Scotia, as Issuing Banks and Solomon Smith Barney, Inc., as Arranger, each as amended from time to time.

(l) “Parent Credit Facility Liens” means any lien on the Securities or any other security or interest in any of the Partnership Entities, or on any asset or property of any of the Partnership Entities pursuant to, or created in connection with, the Parent Credit Facility or any Parent Credit Facility Security Document.

(m) “Parent Credit Facility Security Documents” means (i) the Security Agreement, dated as of July 31, 2002, among the Parent and certain subsidiaries of the Parent party thereto, in favor of Citibank, N.A., as Collateral Trustee, as amended from time to time, (ii) the Pledge Agreement, dated as of July 31, 2002, among the Parent and certain subsidiaries of the Parent party thereto, in favor of Citibank, N.A., as Collateral Trustee, as amended from time to time, (iii) the Collateral Trust Agreement, dated as of July 31, 2002, among the Parent and certain subsidiaries of the Parent party thereto, and Citibank, N.A., as Collateral Trustee, as amended from time to time, (iv) the Guaranty, dated as of July 31, 2002, made by each of the subsidiaries of the Parent that is a signatory thereto, in favor of Citibank, N.A., as Surety Administrative Agent and (v) any other contract, agreement or other instrument relating to or entered into in connection with the Parent Credit Facility and binding upon the any of the Partnership Entities or any of their respective securities, interests (including the Securities), properties or assets.

(n) “Partnership Group” means the Partnership Entities, with the exception of the New Company.

(o) “Person” shall mean an individual, corporation, association, trust, limited liability company, limited partnership, limited liability partnership, partnership, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

(p) “Transaction Documents” shall mean the agreements, contracts, documents, instruments and certificates provided for in this Agreement to be entered into by one or more of the parties hereto or any of their Affiliates in connection with the transactions contemplated by this Agreement, including without limitation the Transition Services Agreement, the Services Agreement referred to in Sections 1.2(a)(iv)(4) and 1.2(b)(vi), the ATLAS Assignment, Contribution and License Agreement, the New Omnibus Agreement, the Bills of Sale, the Parent Guaranty and the written document referred to in Section 9.16(f).

(q) “WPL Contribution Agreement” means the Contribution Agreement, dated April 11, 2002, by and among WES, the Old Company and the Partnership.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLING PARTIES:	WILLIAMS ENERGY SERVICES, LLC

	By:	/s/ Phillip D. Wright

	Name:	Phillip D. Wright

	Title:	Authorized Signatory

WILLIAMS NATURAL GAS LIQUIDS, INC.

	By:	/s/ Phillip D. Wright

	Name:	Phillip D. Wright

	Title:	Authorized Signatory

WILLIAMS GP LLC

	By:	WILLIAMS ENERGY SERVICES, LLC and WILLIAMS NATURAL GAS LIQUIDS, INC., its Members

	By:	/s/ Phillip D. Wright

	Name:	Phillip D. Wright

	Title:	Authorized Signatory

BUYER:	WEG ACQUISITIONS, L.P.

	By:	WEG Acquisition Management, LLC

Its General Partner

	By:	/s/ Pierre F. Lapeyre, Jr.

	Name:	Pierre F. Lapeyre, Jr.

	Title:	Authorized Signatory

	By:	/s/ Justin S. Huscher

	Name:	Justin S. Huscher

	Title:	Authorized Signatory

DISCLOSURE SCHEDULES

dated as of April 18, 2003

for

PURCHASE AGREEMENT

by and among

WILLIAMS ENERGY SERVICES, LLC

WILLIAMS NATURAL GAS LIQUIDS, INC., and

WILLIAMS GP LLC

collectively, as Selling Parties,

and

WEG ACQUISITIONS, L.P.

Dated as of April 18, 2003 (the “Agreement”)

Unless otherwise defined in these Disclosure Schedules, all capitalized terms used herein shall have the meanings ascribed to them in the Agreement. These Disclosure Schedules shall be deemed to be part of the Agreement.

The inclusion of information in these Schedules shall not be construed as an admission of liability to any third party with respect to the matters covered by the information. Any matter or item disclosed on any Disclosure Schedule shall not be deemed to be material (whether singularly or in the aggregate) or deemed to give rise to circumstances which may result in a Material Adverse Effect solely by reason of it being so disclosed herein. Disclosure of any item in any section of these Schedules only qualifies (i) the correspondingly numbered representation and warranty or covenant in the Agreement to the extent specified therein and (ii) such other representations and warranties or covenants in the Agreement that are qualified by another Schedule (or section of a Schedule), but only to the extent (a) there is an explicit cross-reference in such other Schedule (or section of a Schedule, as applicable) or (b) such item is disclosed in such a way as to make its relevance to the information called for by such other Schedule (or section of a Schedule, as applicable) readily apparent on its face.

These Disclosure Schedules supersede and replace any other Disclosure Schedules previously provided to Buyer prior to the date of this Agreement. Any such earlier Disclosure Schedules have no force or effect.

Index of Defined Terms

Page
2002 10-K	16
Additional Employees	28
Additional Partnership Indemnity Agreements	51
Affiliate	63
Agreement	1
Assignment and Assumption Agreement	63
ATLAS 2000 System	15
ATLAS Assignment, Contribution and License Agreement	38
Bidder Confidentiality Agreements	36
Bills of Sale	4
Bonds	37
Business Employees	18
Buyer	1
Buyer 125 Plan	31
Buyer Indemnified Parties	51
Buyer Representatives	27
Buyer Savings Plan	31
Cap	54
CERCLA	21
Class B Common Units	1
Closing	3
Closing Date	3
Closing Price	63
Code	13
Common Units	1
Confidentiality Agreement	63
Consent Decree	33
Deductible	54
Definitive Transaction Agreement	44
Delaware LP Act	9
Disclosure Schedule Update	35
Dispute List	39
Employee Plans	18
Employee Transfer Date	30
Encumbrances	2
Environmental Law	21
Environmental Permits	20
ERISA	17
Exchange Act	12
Excluded Assets	22
Expense Limit	43
First Payment	5
Fourth Payment	7
GAAP	11

i

GP Companies	1
GP Interest	1
Governmental Authority	11
Hazardous Material	21
HSR Act	33
IDRs	1
Implementation Costs	40
Indemnified Party	54
Indemnifying Party	54
Intellectual Property	63
IT Assets	38
IT Migration Period	40
IT Migration Plan	40
IT Migration Team	38
Key Executives	63
Knowledge of the Selling Parties	63
Legal Proceeding	16
License	16
License Period	42
Licensed Software	15
Licenses	16
Loss	51
Losses	51
Material Adverse Effect	63
Material Contracts	17
Maximum Obligation	54
Migration Assets	39
MTBE	21
New Company	1
New Company Financial Statements	11
New LLC Interests	1
New LLC Agreement	8
Old Company	1
Old Company Subsidiary	10
Old Omnibus Agreement	64
Organizational Documents	64
PACE	18
PACE Collective Bargaining Agreement	19
Parent	2
Parent Credit Facility	64
Parent Credit Facility Liens	64
Parent Credit Facility Security Documents	60
Parent Guaranty	2
Parent Policies	19
Partnership	1
Partnership Agreement	9
Partnership Entities	10

ii

Partnership Group	64
Partnership Plans	18
Partnership Policies	19
Pension Plan	29
Per Day Rate	6
Permitted Encumbrances	15
Person	64
Phantom Units	9
Policies	19
Pre-Closing Tax	36
Property Restrictions	14
Purchase Price	5
RCRA	21
Real Property	14
Represented Employee Transfer Date	29
Represented Employees	29
Rights-of-Way	14
SEC	12
SEC Reports	12
Second Payment	6
Securities	2
Securities Act	12
Seller 125 Plan	31
Seller Indemnified Parties	52
Seller Plans	18
Seller Savings Plan	31
Sellers’ Marks	42
Selling Parties	1
Solvent	22
Subordinated Units	1
Substituted Assets	39
Tax	12
Tax Returns	12
Taxes	12
Technology Consultant	39
Third Payment	6
Transaction Documents	65
Transfer Agent	3
Transfer Taxes	37
Transferred Assets	39
Transferred Employees	29
Transferred Licensed Software	41
Transition Services Agreement	35
Unit Transfer Application(s)	5
VEBA	30
WARN	33
WES	1

iii

WES Bill of Sale	3
WES Common Units	1
WES New LLC Interests	1
WES Subordinated Units	1
WES Units	1
WNGL	1
WNGL Bill of Sale	4
WNGL Common Units	1
WNGL New LLC Interests	1
WNGL Subordinated Units	1
WNGL Units	1
WPL Contribution Agreement	65

iv